Exhibit 2.1

HECLA MINING COMPANY

- and -

ALEXCO RESOURCE CORP.

- and -

ATAC RESOURCES LTD.

April 5, 2023

ARRANGEMENT AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	DEFINITIONS	2
1.2	CURRENCY	22
1.3	INTERPRETATION NOT AFFECTED BY HEADINGS	22
1.4	EXTENDED MEANINGS, ETC.	22
1.5	DATE OF ANY ACTION; COMPUTATION OF TIME	22
1.6	SCHEDULES	23

ARTICLE 2 THE ARRANGEMENT		23

2.1	THE ARRANGEMENT	23
2.2	IMPLEMENTATION STEPS BY THE COMPANY	25
2.3	IMPLEMENTATION STEPS BY THE PURCHASER	25
2.4	CIRCULAR	26
2.5	INTERIM ORDER, MEETING AND FINAL ORDER	28
2.6	SUBSTANTIVE PROVISIONS OF INTERIM ORDER	30
2.7	COURT PROCEEDINGS	31
2.8	DISSENT RIGHTS	32
2.9	LIST OF SECURITYHOLDERS	33
2.10	SECURITYHOLDER COMMUNICATIONS	33
2.12	COMPANY WARRANTS	34
2.13	SHAREHOLDER RIGHTS PLAN	34
2.14	PAYMENT OF ARRANGEMENT CONSIDERATION	35
2.15	WITHHOLDING TAXES	35
2.16	U.S. TAX MATTERS	35

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		36

3.1	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	36
3.2	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	37
3.3	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	37

ARTICLE 4 COVENANTS		37

4.1	COVENANTS OF THE COMPANY	37
4.2	ACCESS TO INFORMATION	45
4.3	COVENANTS OF THE COMPANY IN RESPECT OF THE ARRANGEMENT	46
4.4	COVENANTS OF THE PURCHASER IN RESPECT OF THE ARRANGEMENT	47
4.5	COVENANTS OF PURCHASER REGARDING CONDUCT OF BUSINESS	48
4.6	COVENANTS OF COMPANY REGARDING PRE-SPINOUT REORGANIZATION	49
4.7	COVENANTS OF COMPANY REGARDING ANCILLARY RIGHTS AGREEMENT	50
4.8	MUTUAL COVENANTS	50
4.9	RESIGNATIONS OF BOARD AND SENIOR MANAGEMENT	51
4.10	INDEMNIFICATION AND INSURANCE	51
4.11	PRE-ACQUISITION REORGANIZATION	52
4.12	CONTROL OF BUSINESS	53
4.13	CERTAIN FILINGS	54

ARTICLE 5 ADDITIONAL AGREEMENTS		54

5.1	ACQUISITION PROPOSALS	54
5.2	TERMINATION FEE AND EXPENSE REIMBURSEMENT	62
5.3	OTHER EXPENSES	65
5.4	PROPERTY OPTION AGREEMENTS	66
5.5	QUALIFIED EXPENDITURE BALANCE	66

ARTICLE 6 TERMINATION		67

6.1	TERMINATION	67
6.2	VOID UPON TERMINATION	69
6.3	NOTICE AND CURE PROVISIONS	70

ARTICLE 7 CONDITIONS PRECEDENT		71

7.1	MUTUAL CONDITIONS PRECEDENT	71
7.2	ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY	71
7.3	ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER	73

ARTICLE 8 GENERAL		75

8.1	NOTICES	75
8.2	ASSIGNMENT	77
8.3	BENEFIT OF AGREEMENT	77
8.4	THIRD PARTY BENEFICIARIES	77
8.5	TIME OF ESSENCE	77
8.6	PUBLIC ANNOUNCEMENTS	78
8.7	GOVERNING LAW; ATTORNMENT	78
8.8	ENTIRE AGREEMENT	79
8.9	AMENDMENT	79
8.10	WAIVER AND MODIFICATIONS	79
8.11	SEVERABILITY	80
8.12	MUTUAL INTEREST	80
8.13	FURTHER ASSURANCES	81
8.14	INJUNCTIVE RELIEF	81
8.15	NO PERSONAL LIABILITY	81
8.16	COUNTERPARTS	82

- ii -

ARRANGEMENT AGREEMENT

THIS AGREEMENT dated April 5, 2023.

BETWEEN

HECLA MINING COMPANY, a corporation existing under the Laws of the State of Delaware

(the “Purchaser”)

- and -

ALEXCO RESOURCE CORP., a company existing under the Laws of the Province of British Columbia

(“Acquireco”)

- and -

ATAC RESOURCES LTD., a company existing under the Laws of the Province of British Columbia

(the “Company”).

WHEREAS:

A.	Acquireco is a wholly-owned subsidiary of the Purchaser;

B.	Pursuant to the Arrangement and as provided in this Agreement, Acquireco proposes to acquire all of the outstanding shares of the Company;

C.

The Company Independent Committee (as defined herein) has unanimously determined, after receiving financial and legal advice, that the Arrangement is fair to the Company Shareholders (as defined herein) and in the best interests of the Company, and has recommended to the Company Board (as defined herein) that the Company Board enter into this Agreement and for the Company Board to take all reasonable action to support and facilitate the Arrangement and to recommend that the Company Shareholders vote in favour of the Arrangement Resolution (as defined herein); and

D.

The Company Board has unanimously determined, after receiving financial and legal advice and following the receipt and review of recommendations from the Company Independent Committee, that the Arrangement is fair to the Affected Securityholders (as defined herein), is in the best interests of the Company and that it would be in the best interests of the Company to enter into this Agreement, and has resolved, subject to the terms of this Agreement, to recommend that the Affected Securityholders (as defined herein) vote in favour of the Arrangement Resolution.

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement including the Schedules and recitals hereto, unless otherwise defined or expressly stated herein or something in the subject matter or the context is inconsistent therewith the following terms shall have the following meanings and grammatical variations thereof shall have the respective corresponding meanings:

“Aboriginal Claim” means any claim, written assertion or demand, whether proven or unproven, made by any Aboriginal Peoples with respect to Aboriginal title, Aboriginal rights and treaty rights;

“Aboriginal Information” means any and all written documents or electronic and other communications and any oral communications respecting Aboriginal Claims, the issuance of any Permit that involves Aboriginal Claims;

“Aboriginal Peoples” means any aboriginal peoples of Canada, including First Nation, Inuit and Métis peoples of Canada and any group of aboriginal peoples, including Tribal or Métis Councils;

“Acceptable Confidentiality Agreement” means with respect to any third party (other than the Purchaser) a confidentiality agreement between the Company and such third party that, taken as a whole, is substantially similar to and no less favourable to the Company than the Confidentiality Agreement and that contains:

(a)	confidentiality restrictions that are no less favourable to the Company than those set out in the Confidentiality Agreement;

(b)	restrictions on the acquisition of Company Shares or securities convertible into Company Shares that provide that such party may not acquire any of the issued and outstanding Company Shares;

(c)

a standstill or similar provision that restricts such person from publicly announcing an intention to acquire or acquiring any securities or assets of the Company for a period of not less than two years from the date of such confidentiality agreement and the making, or amendment, of an Acquisition Proposal, except that such provision may include an exception solely to the extent necessary to allow a person to make a non-public proposal to the Company Board, and does not restrict the Company from complying with its obligations under Section 5.1.

“Accepted Expenditures” has the meaning ascribed thereto in Section 5.5;

“Accessing Party” has the meaning ascribed thereto in Section 4.2(a);

“Acquisition Agreement” means any letter of intent, memorandum of understanding or other Contract, agreement in principle, acquisition agreement, merger agreement or similar agreement or understanding with respect to any Acquisition Proposal but does not include an Acceptable Confidentiality Agreement;

“Acquisition Proposal” means, at any time after the entering into of this Agreement, whether or not in writing and whether in a single transaction or in a series of related transactions, any:

(a)	proposal with respect to:

(i)

any direct or indirect acquisition, take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in any person or group of persons other than the Purchaser (or any affiliate of the Purchaser) beneficially owning Company Shares (or securities convertible into or exchangeable or exercisable for Company Shares) representing 20% or more of the Company Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Company Shares);

(ii)

any plan of arrangement, amalgamation, merger, share exchange, consolidation, reorganization, recapitalization, liquidation, dissolution, winding up, exclusive license, business combination or other similar transaction in respect of the Company or any of its subsidiaries;

(iii)

any direct or indirect acquisition by any person or group of persons of any assets of the Company or one or more of the Company’s subsidiaries which represents individually or in the aggregate 20% or more of the consolidated assets, revenues or earnings of the Company;

(iv)	any direct or indirect sale, issuance or acquisition of voting or equity interests in one or more of the Company’s subsidiaries (including shares or other equity interest of subsidiaries) that:

(A)	represent 20% or more of the voting, equity or other securities of any such subsidiary (or rights or interests therein or thereto); or

(B)

constitute or hold 20% or more of the fair market value of the assets of the Company and its subsidiaries (taken as a whole), based on the financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record; or

(v)

any direct or indirect sale, disposition, lease, license, royalty, alliance or joint venture, long-term supply agreement or other arrangement having a similar economic effect as (i) to (iv) above, whether in a single transaction or a series of related transactions by the Company or any of its subsidiaries;

(b)	inquiry, expression or other indication of interest or offer to, or public announcement of or of an intention to do any of the foregoing;

(c)	modification or proposed modification of any such proposal, inquiry, expression or indication of interest; or

(d)

other transaction or agreement, the consummation of which could reasonably be expected to materially impede, prevent or delay the transactions contemplated by this Agreement or completion of the Arrangement, in each case excluding the Arrangement and the other transactions contemplated by this Agreement;

“Affected Securities” means the Company Shares, the Company Options and the Company Warrants;

“Affected Securityholders” means the Company Shareholders, the Company Optionholders and the Company Warrantholders;

“affiliate” means, as to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to a specific person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through a substantial or majority ownership of voting securities, by Contract or otherwise;

“Agreement” means this Agreement (including the Schedules attached hereto) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof;

“Alternative Transaction” has the meaning ascribed thereto in Section 4.3(b);

“Annual Financial Statements” means the audited financial statements of the Company as at, and for the years ended December 31, 2022 and December 31, 2021 including, in each case, the notes thereto;

“Arrangement” means an arrangement under the provisions of Section 288 of the BCBCA, on the terms and conditions set forth in the Plan of Arrangement as amended or varied from time to time in accordance with the terms of this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Consideration” means the Purchaser Shares, Purchaser Warrants, Spinco Shares and Spinco Warrants that Participating Former Securityholders are entitled to receive under the Plan of Arrangement, all as more specifically provided for in the Plan of Arrangement;

“Arrangement Filings” means the records and information provided to the Registrar under Subsection 292(a) of the BCBCA, together with a copy of the entered Final Order;

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered and, if thought fit, passed by the Affected Securityholders at the Company Meeting and to be substantially in the form and content of Schedule B hereto;

“associate” has the meaning ascribed thereto under National Instrument 45-106 – Prospectus Exemptions;

“BCBCA” means the Business Corporations Act (British Columbia) including all regulations made thereunder, as promulgated or amended from time to time;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Vancouver, British Columbia, Toronto, Ontario or New York, New York are authorized or required by applicable Law to be closed;

“Canadian GAAP” means International Financial Reporting Standards as issued by the International Accounting Standards Board and interpretations of the International Financial Reporting Interpretations Committee and the former Standing Interpretations Committee;

“Canadian Securities Authorities” means the British Columbia Securities Commission and the Alberta Securities Commission;

“Capitalization Date” has the meaning ascribed thereto in Section 1.2(a) of Schedule D;

“Cascadia” means Cascadia Minerals Ltd., a Nevada corporation;

“CEE” means an expense described in paragraph (f) of the definition of “Canadian exploration expense” in subsection 66.1(6) of the Tax Act, or that would be described in paragraph (h) of that definition if the references therein to “paragraph (a) to (d) and (f) to (g.4)” were a reference to “paragraph (f)”, other than amounts which are (i) prescribed to be “Canadian exploration and development overhead expense” for the purposes of paragraph 66(12.6)(b) of the Tax Act, (ii) Canadian exploration expenses to the extent of the amount of any assistance described in paragraph 66(12.6)(a) of the Tax Act, (iii) the cost of acquiring or obtaining the use of seismic data described in paragraph 66(12.6)(b.1) of the Tax Act, or (iv) any expenses for prepaid services or rent that do not qualify as outlays and expenses for the period as described in the definition of the term “expense” in paragraph 66(15) of the Tax Act;

“Change of Recommendation” has the meaning ascribed thereto in Section 6.1(c)(i)(B);

“Charter Documents” means the notice of articles, articles of incorporation (including any certificate of designations), articles, by-laws or like constating or organizational documents, each as amended to date;

“Circular” means the notice of meeting and accompanying information circular and proxy circular (including all schedules, appendices and exhibits thereto) to be sent to applicable Affected Securityholders in connection with the Company Meeting, including any amendments or supplements thereto in accordance with the terms of this Agreement;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“commercially reasonable efforts” with respect to any Party means the cooperation of such Party and the use by such Party of its reasonable efforts consistent with reasonable commercial practice without the payment or the incurrence of any material liability, expense or obligation other than reasonable expenses;

“Company Board Financial Advisor” means Agentis Capital Mining Partners;

“Company Board” means the board of Directors;

“Company Budget” means the Company budget and plan for 2023, together with monthly budgets and plans based thereon, as attached as Schedule 34 of the Company Disclosure Letter;

“Company Concessions” means any mining, mineral or exploration concessions, claim, lease, license, Permit or other right to enter, explore for, exploit, prospect, develop, mine or produce ores and concentrates derived therefrom of precious, base and industrial minerals which the Company or any of its subsidiaries owns or has the right or option to acquire or use;

“Company Contractor” has the meaning ascribed thereto in Section 10(i) of Schedule D;

“Company Diligence Information” means, collectively, the materials posted on the Data Site as at 6:00 p.m. (Vancouver time) on March 31, 2023;

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Company and delivered to and accepted by the Purchaser prior to the execution of this Agreement;

“Company Employee Plan” has the meaning ascribed thereto in Section 10(a) of Schedule D;

“Company Employee” has the meaning ascribed thereto in Section 10(a) of Schedule D;

“Company Equity Securities” has the meaning ascribed thereto in Section 2(b)(iii) of Schedule D;

“Company Financial Statements” has the meaning ascribed thereto in Section 7(a)(i) of Schedule D;

“Company Independent Committee Fairness Opinion Provider” means Fort Capital Partners;

“Company Independent Committee” means the committee of certain independent members of the Company Board that has been constituted to and has considered the Arrangement and the transactions contemplated by this Agreement;

“Company Information Security” has the meaning ascribed thereto in Section 18(a) of Schedule D;

“Company Leased Real Property” has the meaning ascribed thereto in Section 14(a)(ii) of Schedule D;

“Company Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has or could reasonably be expected to have a material and adverse effect on the current or future business, operations, results of operations, capitalization, assets, liabilities (contingent or otherwise, including any contingent liabilities that may arise through outstanding pending or threatened litigation), obligations (whether absolute, accrued, conditional or otherwise), condition (financial or otherwise) or prospects or privileges of the Company and its subsidiaries, taken as a whole, but shall not include any result, fact, change, proposed change, effect, event, circumstance, occurrence or development resulting from:

(a)	any change in general political, economic or financial or capital market conditions in Canada;

(b)	any change or proposed change in Laws;

(c)	any change affecting securities or commodity markets in general;

(d)	any change relating to currency exchange, interest rates or rates of inflation;

(e)	the price of gold;

(f)	any change in Canadian GAAP;

(g)	any natural disaster, war, armed hostilities or act of terrorism;

(h)	any epidemic, pandemic or outbreak of illness (including COVID-19 and any COVID-19 Measures) or health crisis or public health event, or any worsening of any of the foregoing;

(i)	any failure by the Company or any of its subsidiaries to meet any public estimates or expectations regarding its revenues, earnings or other financial performance or results of operations; or

(j)	a change as a result of the announcement of the execution of this Agreement or of the transactions contemplated hereby (including changes in the market price of the Company’s securities),

provided, however, the exclusion resulting from operation of each of clauses (a) through (h) above shall not apply to the extent that any of the changes, developments, conditions or occurrences referred to therein primarily relate to the Company and its subsidiaries, taken as a whole, or materially disproportionately adversely affect the Company and its subsidiaries, taken as a whole, in comparison to other comparable persons who operate in the industry in which the Company and its subsidiaries operate; and provided further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Company Material Adverse Effect has occurred;

“Company Meeting” means the special meeting of the Affected Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

“Company Optionholder” means a holder of one or more Company Options;

“Company Options” means, at any time, options to acquire Company Shares granted pursuant to the Company Stock Option Plan, which are, at such time, outstanding and unexercised, whether or not vested;

“Company Owned Real Property” has the meaning ascribed thereto in Section 14(a)(i) of Schedule D;

“Company Permits” means all licenses, clearances, authorizations and approvals from any Governmental Authority that are owned or held by the Company and its subsidiaries and that are required to conduct their businesses or to use and occupy each Company Property for the business currently being conducted thereon;

“Company Properties” has the meaning ascribed thereto in Section 14(a)(i) of Schedule D;

“Company Public Disclosure Record” means all documents filed or furnished under applicable Securities Laws by or on behalf of the Company on SEDAR between January 1, 2020 and the date hereof;

“Company Senior Management” means the Company’s President and Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Vice President, Exploration and the Senior Vice President, Corporate and Project Development;

“Company Series 1 Warrants” means the outstanding share purchase warrants of the Company entitling holders to acquire, upon due exercise, one Company Share upon payment of cash consideration to the Company of $0.22 cash consideration on or before March 31, 2024;

“Company Series 2 Warrants” means the outstanding share purchase warrants of the Company entitling holders to acquire, upon due exercise, one Company Share upon payment of cash consideration to the Company of $0.24 cash consideration on or before June 25, 2024;

“Company Share Value” means the five (5) day volume-weighted average price of the Company Shares on the TSXV determined as of the close of business on the second Business Day immediately preceding the Effective Date;

“Company Shareholder” means a holder of one or more Company Shares;

“Company Shares” means the common shares without par value in the capital of the Company;

“Company Stock Option Plan” means the stock option plan of the Company entitled “ATAC Resources Ltd. – Incentive Stock Option Plan”;

“Company Warrantholder” means a holder of one or more Company Warrants;

“Company Warrants” means the Company Series 1 Warrants and the Company Series 2 Warrants;

“Company” has the meaning specified in the preamble;

“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c.C-25, as amended, and the regulations promulgated thereunder;

“Confidentiality Agreement” means the confidentiality agreement dated as of February 17, 2023 between the Company and the Purchaser;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership, note, instrument, or other right or obligation (whether written or oral) to which the Company, or any of its subsidiaries, is a party or by which the Company, or any of its subsidiaries, is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Supreme Court of British Columbia, or other court as applicable;

“COVID-19” means the coronavirus disease 2019 (commonly referred to as COVID-19), caused by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and/or any other virus or disease developing from or arising as a result of SARS-CoV-2 and/or COVID-19;

“COVID-19 Measures” means any actions taken or not taken (a) to comply with facility closure, quarantine, “stay at home”, “shelter in place”, social or physical distancing, travel restriction or other directive, guideline or recommendation issued by any Governmental Authority or any other Law in response to COVID-19 or (b) in good faith and on a commercially reasonable basis to mitigate, remedy, respond to or otherwise address the actual or reasonably anticipated effects or impacts of COVID-19, including to protect the health and safety of the employees of the Purchaser or the Company, applicable, and their respective subsidiaries and other individuals having business dealings with such persons or to respond to third party supply or service disruptions caused by COVID-19.

“COVID-19 Subsidy” means the Canada Emergency Rent Subsidy, the Canada Emergency Wage Subsidiary, and any other COVID-19 related direct or indirect wage, rent or other subsidy or loan offered by a federal, provincial, territorial, state, local or foreign Governmental Authority;

“Data Related Vendors” has the meaning ascribed thereto in Section 18(e) of Schedule D;

“Data Room Information” means the information and documents listed in the index of documents contained in the Data Site attached to the Company Disclosure Letter;

“Data Site” means the material contained in the virtual data room established by the Company powered by Microsoft Sharepoint, the index of documents of which is appended to the Company Disclosure Letter;

“Depositary” means any trust company, bank or other financial institution agreed to in writing by each of the Parties for the purpose of, among other things, exchanging certificates representing Company Shares for the Arrangement Consideration in connection with the Arrangement;

“Directors” means each of the directors of the Company;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Distribution Spinco Shares” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement;

“Effective Date” has the meaning ascribed thereto in Section 1.01of the Plan of Arrangement;

“Effective Time” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement;

“Enforceability Limitations” means the effect of bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or remedies and the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), and the discretion of the court before which a proceeding is brought;

“Environment” means the natural environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, including human health and safety, and any other environmental medium or natural resource);

“Environmental Authorizations” means certificates of authorization, authorizations, Permits, consents, agreements (including any sewer surcharge agreement), instructions, directions or registrations issued, granted, conferred or required by a Government Authority with respect to any Environmental Laws;

“Environmental Laws” means Laws relating to reclamation or restoration of property; abatement of pollution; protection of the Environment; protection of wildlife, including endangered species; ensuring public health and safety from environmental hazards; protection of cultural or historic resources; management, treatment, storage, disposal or control of, or exposure to, Hazardous Substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances, to air, surface water and groundwater; and all other Laws relating to manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances or wastes;

“Expense Reimbursement Event” has the meaning ascribed thereto in Section 5.2(b);

“Fairness Opinion” means the opinion of the Company Independent Committee Fairness Opinion Provider to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Arrangement Consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to the Company Shareholders;

“Final Order” means the order of the Court approving the Arrangement under Section 291 of the BCBCA, in form and substance acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment, modification, supplement or variation is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

“Flow-Through Mining Expenditure” means an expense that will, once renounced to a subscriber of flow-thorough shares (as defined in the Tax Act) of the Company pursuant to a subscription and renunciation agreement entered into by such subscriber and the Company in November 2022, qualify as a “flow-through mining expenditure” (as defined in subsection 127(9) of the Tax Act) of such subscriber or, where such subscriber is a partnership, of the members of the subscriber who are individuals to the extent of their respective shares of the expense so renounced;

“Fundamental Representations” means the representations and warranties made by the Company in Sections 1 [Organization and Qualification, etc.], 2 [Capital Structure], 3 [Authority Relative to this Agreement], 12 [Litigation], 13 [Environmental Matters], 14 [Real Property and Personal Property], 15 [Company Concessions] and 26 [Brokers] of Schedule D;

“Governmental Authority” means any multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, minister, agency, commission, commissioner, bureau, board or authority of any government, governmental body, quasi-governmental or private body (including the TSXV or any other stock exchange) exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing;

“Hazardous Substances” means any element, waste or other substance, including an odour, a sound or a vibration, whether natural or artificial and whether consisting of gas, liquid, solid or vapour that is prohibited, listed, defined, designated or classified as hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any applicable Laws pertaining to health and safety or Environment Laws, including petroleum and all derivatives thereof or synthetic substitutes therefor, hydrogen sulphide, arsenic, cadmium, lead, mercury, equipment and material containing polychlorinated biphenyls, mould, asbestos, asbestos-containing material, urea-formaldehyde and urea-formaldehyde-containing material;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“Indemnified Party” and “Indemnified Parties” have the meanings ascribed thereto in Section 4.10(a);

“Insurance Policies” has the meaning ascribed thereto in Section 20(a) of Schedule D;

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases (including assay), data collections, and drawings; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations;

“Interim Order” means the interim order of the Court to be issued following the application therefor submitted to the Court as contemplated by Sections 2.5 and 2.6, in form and substance acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of both the Company and the Purchaser, each acting reasonably;

“In-the-Money Amount” means, in respect of a Company Option, the positive amount, if any, by which (i) the product obtained by multiplying (A) the number of Company Shares underlying such Company Option, by (B) the Company Share Value, exceeds (ii) the aggregate purchase price payable under such Company Option to acquire the Company Shares underlying such Company Option plus such taxes required to be withheld pursuant to the Tax Act in respect of the transfer, disposal and cancellation of the In-the-Money Options;

“In-the-Money Option” means a Company Option in respect of which the In-the-Money Amount, determined as of the last Business Day immediately preceding the Effective Date, is a positive amount;

“Investment Canada Act” means the Investment Canada Act (Canada), R.S.C. 1985, C.28 (1st Supp), as amended, and the regulation promulgated thereunder;

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which the Company directly or indirectly holds voting shares, equity interests or other rights of participation but which is not a subsidiary of the Company, and any subsidiary of any such entity;

“knowledge” means (a) with respect to representations, warranties and statements made in respect of the Company, the actual knowledge of Graham Downs, President and Chief Executive Officer; Andrew Carne, Vice President, Corporate and Project Development; Adam Coulter, Vice President, Exploration; and Ian Talbot, Chief Operating Officer, after due inquiry, and (b) with respect to representations, warranties and statements made in respect of the Purchaser, the actual knowledge of Russell Lawlar, Senior Vice President and Chief Financial Officer; Lauren Roberts, Senior Vice President and Chief Operating Officer; and Robert Brown, Vice President, Corporate Development and Sustainability, after due inquiry;

“Laws” means all laws, statutes, codes, ordinances (including zoning), decrees, rules, regulations, by-laws, statutory rules, published policies and guidelines, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

“Legal Action” means claims, actions, suits, arbitrations, proceedings or investigations wheresoever commenced or prosecuted, including, without restriction, any claim, action, suit, arbitration, proceeding, notice of violation or investigation under Environmental Laws;

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, known or unknown, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under Canadian GAAP);

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, royalty, levy, right to possession or any other encumbrance, easement, license, right of first refusal, covenant, voting trust or agreement, transfer restriction under any shareholder or similar agreement, right or restriction of any kind or nature whatsoever, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Litigation” has the meaning ascribed thereto in Section 4.1(k);

“Material Contract” has the meaning ascribed thereto in Section 11(a) of Schedule D;

“Material Properties” means the Rackla Gold Property and the Connaught Property;

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions;

“misrepresentation” has the meaning attributed to such term under the Securities Act;

“Money Laundering Laws” has the meaning ascribed thereto in Section 5(c)(i) of Schedule D;

“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects, together with the Companion Policy thereto, as issued by the Canadian Securities Administrators and as amended from time to time;

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings;

“NYSE” means the New York Stock Exchange;

“Order” means any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority;

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person and, in any case, is not unreasonable or unusual in the circumstances when considered in the context of the provisions of this Agreement;

“Out-of-the-Money Option” means each Company Option other than an In-the-Money-Option;

“Outside Date” means September 5, 2023;

“Participating Former Securityholder” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization (including an Environmental Authorization) of or from any Governmental Authority;

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to Canadian GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to Canadian GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways which does not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; and (g) conflicts, if any, among mining claims owned by third parties which do not materially affect the operations of the subsidiaries of the Company;

“person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Personal Information” means information (in any form or media) that identifies or can be used to identify, directly or indirectly, an individual natural person, including “Personally Identifiable Information,” “Individually Identifiable Information,” “Personal Data” and similar terms defined in applicable Law;

“Personal Property” has the meaning ascribed thereto in Section 14(b)(i) of Schedule D;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content set out in Schedule A hereto, as amended, modified or supplemented from time to time:

(a)	in accordance with either:

(i)	this Agreement; or

(ii)	Article 6 of the Plan of Arrangement,

with the consent of the Company and the Purchaser, each acting reasonably; or

(b)	at the direction of the Court in the Final Order;

“Privacy Legal Requirements” has the meaning ascribed thereto in Section 18(c) of Schedule D;

“Property Agreements” means the leases, licenses, options, purchase and sale agreements or other instruments pursuant to which any of the Company Concessions are held, including without restriction the Retained Property Option Agreements and the Transferred Property Option Agreements;

“Providing Party” has the meaning ascribed thereto in Section 4.2(a);

“Purchaser” has the meaning specified in the preamble;

“Purchaser Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has or could reasonably be expected to have a material and adverse effect on the current or future business, operations, results of operations, capitalization, assets, liabilities (contingent or otherwise, including any contingent liabilities that may arise through outstanding pending or threatened litigation), obligations (whether absolute, accrued, conditional or otherwise), condition (financial or otherwise) or prospects or privileges of the Purchaser and its subsidiaries, taken as a whole, whether before or after giving effect to the transactions contemplated by this Agreement, but shall not include any result, fact, change, proposed change, effect, event, circumstance, occurrence or development resulting from:

(a)	any change in general political, economic or financial or capital market conditions in the United States;

(b)	any change or proposed change in Laws;

(c)	any change affecting securities or commodity markets in general;

(d)	any change relating to currency exchange, interest rates or rates of inflation;

(e)	the price of gold or silver;

(f)	any change in U.S. GAAP;

(g)	any natural disaster, war, armed hostilities or act of terrorism;

(h)	any epidemic, pandemic or outbreak of illness (including COVID-19 and any COVID-19 Measures) or health crisis or public health event, or any worsening of any of the foregoing;

(i)	any failure by Purchaser or any of its subsidiaries to meet any public estimates or expectations regarding its revenues, earnings or other financial performance or results of operations; or

(j)	a change as a result of the announcement of the execution of this Agreement or of the transactions contemplated hereby (including changes in the market price of Purchaser’s securities),

provided, however, the exclusion resulting from operation of each of clauses (a) through (h) above shall not apply to the extent that any of the changes, developments, conditions or occurrences referred to therein primarily relate to the Purchaser and its subsidiaries, taken as a whole, or materially disproportionately adversely affect Purchaser and its subsidiaries, taken as a whole, in comparison to other comparable persons who operate in the industry in which Purchaser and its subsidiaries operate; and provided further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Purchaser Material Adverse Effect has occurred;

“Purchaser Preferred Stock” has the meaning ascribed thereto in Section 2 of Schedule E;

“Purchaser Public Disclosure Record” means all documents and information filed by the Purchaser under applicable Securities Laws on SEDAR during the two years prior to the date hereof;

“Purchaser Series 1 Warrants” means a warrant to acquire one Purchaser Share upon payment of cash consideration in the amount equal to US$7.81 on or before March 31, 2024 in such form as set out in Schedule I hereto;

“Purchaser Series 2 Warrants” means a warrant to acquire one Purchaser Share upon payment of cash consideration in the amount equal to US$8.53 on or before June 25, 2024 in such form as set out in Schedule I hereto;

“Purchaser Share Consideration” means 0.0166 of a Purchaser Share per Class A Share;

“Purchaser Shares” means the common stock in the authorized share capital of the Purchaser, U.S.$0.25 par value per share;

“Purchaser Spinco Shares” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement;

“Purchaser Spinco Subscription Amount” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement;

“Purchaser Spinco Warrants” means warrants to acquire such number of Spinco Shares as is equal to the number of Purchaser Spinco Shares at an exercise price of $0.36 per Spinco Share payable in cash on or before the date that is five years after the Effective Date, in such form as set out in Schedule K of this Agreement;

“Qualified Expenditure Balance” has the meaning ascribed thereto in Section 17(n) of Schedule D;

“Real Property Leases” has the meaning ascribed thereto in Section 14(a)(v) of Schedule D;

“Registrar” means the person appointed as the Registrar of Companies under Section 400 of the BCBCA;

“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment;

“Remedial Action” means any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean-up, remediation, closure, site restoration, remedial response or remedial work, in each case in relation to environmental matters (excluding, however, routine monitoring, testing and sampling required under Environmental Authorizations);

“Representatives” means, collectively, with respect to a Party, that Party’s officers, directors, employees, consultants, advisors, agents or other representatives (including lawyers, accountants, investment bankers and financial advisors);

“Retained Property Option Agreements” has the meaning ascribed thereto in Section 5.4(a);

“SEC” means the United States Securities and Exchange Commission;

“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.1(f);

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder;

“Securities Authorities” means the SEC and the Canadian Securities Authorities;

“Securities Laws” means:

(a)	the Securities Act and all other applicable Canadian provincial and territorial securities Laws;

(b)	the U.S. Securities Act, the US Exchange Act and all other U.S. federal and state securities Laws; and

(c)	the rules and regulations of the TSXV and the NYSE;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval;

“Shareholder Rights Plan” means the shareholder rights plan of the Company dated June 24, 2014 and affirmed the annual general and special meeting of the Company held on November 18, 2020 between the Company and Computershare Trust Company of Canada as rights agent;

“Specified Vendors” has the meaning ascribed thereto in Section 25(b) of Schedule D;

“Spinco” means Cascadia Minerals Ltd., a company incorporated under the laws of the Province of British Columbia and a wholly owned subsidiary of the Company;

“Spinco Contribution Agreement” has the meaning ascribed thereto in Section 4.6;

“Spinco Series 1 Warrants” means a warrant to acquire one Spinco Share upon payment of cash consideration of $0.45 per Spinco Share on or before March 31, 2024 in such form as set out in Schedule H of this Agreement;

“Spinco Series 2 Warrants” means a warrant to acquire one Spinco Share upon payment of cash consideration of $0.49 per Spinco Share before June 25, 2024 in such form as set out in Schedule H of this Agreement;

“Spinco Shares” means the common shares in the capital of Spinco;

“subsidiary” means, with respect to a specified entity, any:

(a)

corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are owned by such specified entity and the votes attached to those voting securities are sufficient, if exercised, to elect a majority of the directors of such corporation;

(b)

partnership, limited liability company, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)	a subsidiary (as defined in clauses (a) and (b) above) of any subsidiary (as so defined) of such specified entity;

“Superior Proposal” means an unsolicited Acquisition Proposal made in writing on or after the date of this Agreement by a person or persons acting jointly (other than the Purchaser and its affiliates) that:

(a)	is to acquire:

(i)

not less than all of the outstanding Company Shares (on a fully diluted basis), other than Company Shares beneficially owned by the person making such Acquisition Proposal (provided that, in the case of a take-over bid, the minimum tender condition may be any percentage of the Company Shares greater than 66 2/3% on a fully diluted basis) and pursuant to which all Company Shareholders are offered the same consideration in form and amount per Company Shares to be purchased or otherwise acquired; or

(ii)	all or substantially all of the assets of the Company on a consolidated basis;

(b)	complies with Securities Laws and did not result from, or arise in connection with:

(i)	a breach of Article 5; or

(ii)	any agreement between the person making such Acquisition Proposal and the Company other than an Acceptable Confidentiality Agreement;

(c)

is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Company Board, acting in good faith and after consulting with outside legal counsel and financial advisors, that any funds required to complete such Acquisition Proposal have been obtained and are immediately available;

(d)	is not subject to any due diligence and/or access condition;

(e)	if it relates to the acquisition of the outstanding Company Shares, is made available to all Company Shareholders on the same terms and conditions;

(f)

is not subject, either by the terms of such Acquisition Proposal or by virtue of any Law, to a requirement that the approval of the shareholders (or equivalent) of the person or persons making the Acquisition Proposal be obtained in order for the Acquisition Proposal to be completed;

(g)

does not (either directly or indirectly through any other agreement, commitment or understanding) require the Company or any other person to interfere with the attempted successful completion of the Arrangement (including requiring the Company to delay, adjourn, postpone or cancel the Meeting) or provide for the payment of any “hello”, “break”, “termination” or other fees or expenses or confer any rights or options to acquire assets or securities of the Company or any of its subsidiaries to any person in the event that the Company completes the Arrangement or any other similar transaction with the Purchaser or any of its affiliates;

(h)

the Company Board has determined in good faith, upon the recommendation from the Company Independent Committee and after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal (including time to completion and any shareholder vote requirements) would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Company Shareholders from a financial point of view than the Arrangement (taking into account any amendment proposed to be made to this Agreement by the Purchaser in accordance with the terms of Article 5) and the failure to recommend such Acquisition Proposal to the Company Shareholders would be inconsistent with its fiduciary duties under applicable law;

(i)

the Company Board has determined, in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal; and

(j)

if the Company does not have sufficient funds that are immediately available to pay the Termination Fee, the terms of such Superior Proposal provide that the maker of such Superior Proposal will advance or otherwise provide to the Company the cash required in order to pay the Termination Fee prior to the date on which such Termination Fee is to be paid;

“Superior Proposal Notice Period” has the meaning ascribed thereto in Section 5.1(f)(v);

“Support Agreements” means the voting and support agreements, dated effective on or before the date hereof between the Purchaser and each of the Directors, Company Senior Management and shareholder(s), if any in substantially the form attached hereto as Schedule C or such other form that is acceptable to the parties thereto, which agreements provide that such director, officer and/or shareholder shall, among other things:

(a)	vote all Affected Securities of which they are the registered or beneficial holder or over which they have control or direction, in favour of the Arrangement; and

(b)	not dispose of their Affected Securities except pursuant to the Arrangement;

“Surviving Company” means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of the Company with or into one or more other entities (pursuant to a statutory procedure or otherwise) and any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of any Surviving Company with or into one or more other entities;

“Tax” or “Taxes” means any and all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes, sales taxes, use taxes, goods and services taxes, harmonized sales taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, licence taxes, occupation taxes, real and personal property taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, special COVID-19 tax relief (including, for greater certainty, any COVID-19 Subsidy), and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, and other taxes, fees, imposts, assessments or charges of any kind whatsoever together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof including any interest in respect of such interest, penalties and additional taxes, fines and other charges and additions, whether disputed or not, and any transferee or secondary liability in respect of any of the foregoing;

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended;

“Tax Return” means any return, declaration, report, claim for refund, forms, designations, calculations, information return, election or statement or other document (whether in tangible or electronic form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed or provided to any Governmental Authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Technical Reports” means the technical reports filed on SEDAR by the Company:

(a)	titled “Technical Report and Estimate of Mineral Resources for the Osiris Project, Yukon, Canada” with an effective date of June 7, 2022; and

(b)	titled “Technical Report and Preliminary Economic Assessment for the Tiger Deposit, Rackla Gold Project, Yukon, Canada” with an effective date of February 27, 2020;

“Termination Fee” has the meaning ascribed thereto in Section 5.2(d);

“Termination Fee Event” has the meaning ascribed thereto in Section 5.2(a);

“Transferred Property Option Agreements” has the meaning ascribed thereto in Section 5.4(b);

“TSXV” means the TSX Venture Exchange;

“US Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“U.S. GAAP” means United States generally accepted accounting principles;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

1.2	Currency

Except where otherwise specified, all references to “$” or to currency herein are to lawful money of Canada.

1.3	Interpretation Not Affected by Headings

(a)

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(b)

The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, Section or other portion hereof.

(c)

Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, Section or Schedule by number or letter or both are to that Article, Section or Schedule in or to this Agreement.

1.4	Extended Meanings, Etc.

(a)	This Agreement shall be read with all changes in number and gender required by the context.

(b)

The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”.

(c)	Unless the context otherwise requires, all accounting terms are to be interpreted in accordance with Canadian GAAP.

(d)	Unless the context otherwise requires, all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with Canadian GAAP.

(e)

Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated or otherwise.

1.5	Date of any Action; Computation of Time

(a)

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

(b)	A period of time is to be computed as beginning on the day following the event that began the period and ending, if the last day of the period is:

(i)	a Business Day, then at 4:30 p.m. (Vancouver time) on the last day of the period; and

(ii)	is not a Business Day, then at 4:30 p.m. (Vancouver time) on the next Business Day.

1.6	Schedules

The following Schedules to this Agreement are an integral part of this Agreement:

Schedule A – FORM OF PLAN OF ARRANGEMENT

Schedule B – ARRANGEMENT RESOLUTION

Schedule C – FORM OF SUPPORT AGREEMENT

Schedule D – REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Schedule E – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Schedule F – FORM OF SPINCO CONTRIBUTION AGREEMENT

Schedule G – RESERVED

Schedule H – FORM OF SPINCO WARRANT

Schedule I – FORM OF PURCHASER WARRANT

Schedule J – FORM OF ANCILLARY RIGHTS AGREEMENT

Schedule K – FORM OF PURCHASER SPINCO WARRANT

ARTICLE 2

THE ARRANGEMENT

2.1	The Arrangement

(a)	The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

(b)	The Arrangement Filings shall implement the Plan of Arrangement.

(c)	From and after the Effective Time, the steps to be carried out pursuant to the Arrangement shall become effective in accordance with the Plan of Arrangement.

(d)

The closing of the transactions contemplated hereby and by the Plan of Arrangement will take place at 10:00 a.m. (Vancouver time) on the Effective Date at the offices in Vancouver, British Columbia of Cassels Brock & Blackwell LLP.

(e)	The Effective Date shall occur:

(i)

on the date that is three Business Days following satisfaction or waiver (subject to applicable Laws) of the last of the conditions set forth in Article 7 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date); or

(ii)	at such other time or such other place as may be agreed to by the Parties.

(f)

The Parties agree that the Arrangement will be structured and carried out with the intention that, assuming the Final Order is granted by the Court, all of the Purchaser Shares issued and all of the Spinco Shares distributed on completion of the Arrangement to Participating Former Securityholders will be issued by the Purchaser and distributed by the Company in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) (the “Section 3(a)(10) Exemption”) thereunder, and in order to ensure the availability of the Section 3(a)(10) Exemption, the Parties further agree that the Arrangement will be carried out on the following basis:

(i)	the procedural and substantive fairness of the terms and conditions of the Arrangement will be subject to the approval of the Court;

(ii)

the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the procedural and substantive fairness of the terms and conditions of the Arrangement to the Participating Former Securityholders;

(iii)	the Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to the Participating Former Securityholders;

(iv)

the Company will ensure that each Participating Former Securityholder will be given adequate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(v)

Participating Former Securityholders will be advised that the Purchaser Share Consideration issued pursuant to the Arrangement has not been registered under the U.S. Securities Act and will be issued by the Purchaser in reliance on the Section 3(a)(10) Exemption;

(vi)

the Interim Order will specify that each Participating Former Securityholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time in accordance with the procedures set out in the Interim Order and in accordance with the requirements of the Section 3(a)(10) Exemption;

(vii)	the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement to the Participating Former Securityholders; and

(viii)

the Final Order will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to the Participating Former Securityholders, and the Final Order shall include a statement to substantially the following effect:

“This Order shall serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by such act regarding the distribution of securities pursuant to the Plan of Arrangement.”

2.2	Implementation Steps by the Company

The Company covenants in favour of the Purchaser that, subject to the terms of this Agreement, the Company will promptly:

(a)	subject to compliance with applicable Securities Laws:

(i)	immediately after the execution of this Agreement; or

(ii)	such later time prior to the next opening of markets in Toronto and New York City as is agreed to by the Company and the Purchaser,

issue a news release announcing the entering into of this Agreement and the support of the Company Board for the Arrangement, which news release shall be satisfactory in form and substance to each of the Company and the Purchaser, each acting reasonably; and

(b)	file such news release and a corresponding material change report in prescribed form and in accordance with applicable Securities Laws.

2.3	Implementation Steps by the Purchaser

Subject to the terms of this Agreement, the Purchaser will, and will cause Acquireco to:

(a)	cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order;

(b)

subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 7 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities necessary to give effect to the Arrangement; and

(c)	prior to the Outside Date, carry out the terms of the Plan of Arrangement applicable to it.

2.4	Circular

(a)	The Company shall, in consultation with the Purchaser:

(i)	as promptly as reasonably practicable after the date of this Agreement, prepare the Circular;

(ii)

provide the Purchaser and its legal counsel with reasonable opportunity to review and comment on drafts of the Circular and the Company shall in good faith consider all comments reasonably and promptly proposed by the Purchaser or its legal counsel in relation to the Circular.

(b)

The Company shall ensure that the Circular complies in all material respects with applicable Laws, and, without limiting the generality of the foregoing, that the Circular (including with respect to any information incorporated therein by reference):

(i)	will not contain any misrepresentation (other than in each case with respect to any information furnished in writing by the Purchaser); and

(ii)	provides the Affected Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting.

(c)	All information relating solely to the Purchaser included in the Circular shall:

(i)	be provided by the Purchaser in accordance with Section 2.4(e); and

(ii)	be in form and content satisfactory to the Purchaser, acting reasonably.

(d)	The Circular will include:

(i)	a copy of the Fairness Opinion;

(ii)	a statement that the Company Independent Committee has unanimously determined and the Company Board has unanimously determined, that the Arrangement is:

(A)	fair to the Company Shareholders; and

(B)	in the best interests of the Company;

(iii)	the unanimous recommendation of the Company Board that the Affected Securityholders vote in favour of the Arrangement Resolution;

(iv)	the rationale for that recommendation; and

(v)	a statement that each Director and executive officer of the Company intends to vote all Affected Securities held by him or her in favour of the Arrangement Resolution.

(e)

The Purchaser will, in a timely manner, furnish the Company with all such information regarding the Purchaser as may reasonably be required to be included in the Circular pursuant to applicable Laws and any other documents related thereto.

(f)

The Company and the Purchaser will cooperate in the preparation, filing and mailing of the Circular and the Company shall as soon as reasonably practicable after the issuance of the Interim Order, cause the Circular to be sent to the Affected Securityholders in compliance with the abridged timing requirements contemplated by National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer and filed as required by the Interim Order and applicable Laws.

(g)

The Company and the Purchaser will each promptly notify the other if, at any time before the Effective Date, it becomes aware (in the case of the Company, only with respect to the Company and in the case of the Purchaser only with respect to the Purchaser) that the Circular or any other document referred to in Section 2.4(d):

(i)	contains any misrepresentation; or

(ii)	otherwise requires any amendment or supplement,

and promptly deliver written notice to the other Party setting out full particulars thereof.

(h)	The Company and the Purchaser will cooperate with each other in the preparation, filing and dissemination of any:

(i)	required supplement or amendment to the Circular or such other document, as the case may be; and

(ii)	related news release or other document necessary or desirable in connection therewith.

(i)	The Company shall keep the Purchaser fully informed, in a timely manner, of any requests or comments made by the securities regulatory authorities in connection with the Circular.

2.5	Interim Order, Meeting and Final Order

The Company covenants in favour of the Purchaser that, subject to the terms of this Agreement, the Company will promptly:

(a)	proceed with the application for, and diligently pursue obtaining, the Interim Order;

(b)

lawfully convene and hold the Company Meeting in accordance with the Interim Order, the Company’s notice of articles and articles and applicable Laws, as soon as reasonably practicable after the Interim Order is issued, and in any event, not later than 45 days after the Interim Order is issued, for the purpose of having the Affected Securityholders consider the Arrangement Resolution;

(c)

not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) such Company Meeting without the prior written consent of the Purchaser, such consent not to be unreasonably withheld; provided, however, if the Company Meeting is scheduled to occur during a Superior Proposal Notice Period, then the Company may, and upon the request of the Purchaser shall, adjourn or postpone the Company Meeting to:

(i)	a date specified by the Purchaser that is not later than three Business Days after the date on which the Company Meeting was originally scheduled to be held; or

(ii)	if the Purchaser does not specify such date, then the fifth Business Day after the date on which the Company Meeting was originally scheduled to be held;

(d)	solicit, from the Affected Securityholders, proxies:

(i)	in favour of the approval of the Arrangement Resolution; and

(ii)

against any resolution submitted by any person that is inconsistent with, or which seeks to hinder or delay the Arrangement Resolution or the completion of the transactions contemplated by this Agreement, including, upon the request of the Purchaser, engaging the services of a firm acceptable to the Purchaser (acting reasonably) as proxy solicitation agent to solicit proxies in favour of the approval of the Arrangement Resolution;

(e)	recommend to all Affected Securityholders that they vote in favour of the Arrangement Resolution;

(f)	take all other actions that are reasonably necessary or desirable to obtain the approval of the Arrangement by the Affected Securityholders;

(g)

(i) provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any dealer or proxy solicitation agents, as reasonably requested from time to time by the Purchaser, (ii) permit the Purchaser to assist and participate in all calls and meetings with such proxy solicitation agent, (iii) consult with, and consider any suggestions from, the Purchaser with regards to the proxy solicitation agent, and (iv) consult with the Purchaser and keep the Purchaser apprised, with respect to such solicitation and other actions;

(h)	consult with the Purchaser in fixing the date of the Company Meeting;

(i)	give notice to the Purchaser of the Company Meeting;

(j)	advise the Purchaser:

(i)	as reasonably requested; and

(ii)	on a daily basis commencing ten (10) Business Days prior to the Company Meeting,

as to the aggregate tally of the proxies and votes received in respect of the Company Meeting and all matters to be considered at the Company Meeting;

(k)	promptly provide the Purchaser with any notice relating to the Company Meeting;

(l)	allow Representatives of the Purchaser to attend the Company Meeting;

(m)

not change the record date for the Affected Securityholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by applicable Law or the Company’s articles;

(n)

subject to obtaining such approvals as are required by the Interim Order, as soon as reasonably practicable after the Company Meeting and, in any event, not later than two Business Days thereafter, make application to the Court pursuant to Section 291 of the BCBCA for the Final Order;

(o)	proceed with such application and diligently pursue obtaining the Final Order;

(p)

if at any time after the issuance of the Final Order and on or before the Effective Date, the Company is required by the terms of the Final Order or by applicable Law to return to the Court with respect to the Final Order, to do so after prior notice to, and in consultation and cooperation with, the Purchaser;

(q)	subject to:

(i)	obtaining the Final Order; and

(ii)

the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 7 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, file the Arrangement Filings required to be filed prior to the Effective Date with the Registrar, provided, however, that the Arrangement Filings shall not be sent to the Registrar, for endorsement and filing by the Registrar, except as contemplated hereby or with the Purchaser’s prior written consent; and

(r)	prior to the Outside Date carry out the terms of the Plan of Arrangement applicable to it.

2.6	Substantive Provisions of Interim Order

The application referred to in Section 2.5(a) shall, unless the Company and the Purchaser agree otherwise, include a request that the Interim Order provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and the manner in which such notice is to be provided;

(b)

for a record date, for the purposes of determining the Affected Securityholders entitled to receive notice of and vote at the Company Meeting, of not later than the date of the issue of the Initial Order, which date shall be fixed and published by the Company in consultation with the Purchaser;

(c)	for the number of votes that holders of Affected Securities (other than Company Shares) are entitled to cast at the Company Meeting on the Arrangement Resolution;

(d)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval by the Court;

(e)	that the requisite approvals of the Arrangement Resolution will be at least:

(i)	66 2⁄3% of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or by proxy at the Company Meeting;

(ii)	66 2⁄3% of the votes cast on the Arrangement Resolution by the Affected Securityholders present in person or by proxy at the Company Meeting voting together as members of a single class; and

(iii)

50% of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or by proxy at the Company Meeting, after excluding the votes of the Purchaser and any other persons, if any, whose votes must be excluded, all in accordance with MI 61-101, if applicable;

(f)

that in all other respects, the terms, conditions and restrictions of the Company’s constating documents, including quorum requirements with respect to meetings of Company Shareholders and other matters, shall apply with respect to the Company Meeting;

(g)	for the grant of Dissent Rights to the Company Shareholders who are registered holders of Company Shares, as contemplated in the Plan of Arrangement;

(h)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(i)

that the record date for the Affected Securityholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) or postponement(s) of the Meeting, unless required by Securities Laws; and

(j)	for such other matters as the Purchaser may reasonably require,

and, subject to the consent of the Company (such consent not to be unreasonably withheld or delayed), the Company shall also request that the Interim Order provide for such other matters as the Purchaser may reasonably require.

2.7	Court Proceedings

(a)

The Company will provide the Purchaser and its counsel with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials and will give reasonable consideration to such comments.

(b)	The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement.

(c)

Subject to applicable Law, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.7 or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein shall require the Purchaser to agree or consent to any increase or change in the Arrangement Consideration or any modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement.

(d)

The Company will not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company or its legal counsel is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement.

(e)	The Company will provide the Purchaser, on a timely basis, with:

(i)	copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of:

(A)	the application for the Interim Order or the Final Order; or

(B)	any appeal therefrom;

and

(ii)	any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to:

(A)	oppose the granting of the Interim Order or the Final Order; or

(B)	appeal the Interim Order or the Final Order.

(f)

The Company will oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, the Purchaser.

2.8	Dissent Rights

(a)	The Company will give the Purchaser prompt notice of receipt of any:

(i)	written notice of any dissent or purported exercise by any Company Shareholder of Dissent Rights;

(ii)	withdrawal of such a notice; and

(iii)	other instruments served pursuant to Dissent Rights and received by the Company.

(b)	The Company shall not:

(i)	make any payment or settlement offer;

(ii)	agree to any such settlement; or

(iii)	conduct any negotiations,

prior to the Effective Time with respect to any such dissent, notice or instrument, unless the Purchaser, acting reasonably, shall have given its written consent.

2.9	List of Securityholders

(a)	Upon the reasonable request from time to time of the Purchaser, the Company will promptly provide the Purchaser with lists (in electronic form) of the:

(i)	Registered:

(A)	Company Shareholders;

(B)	Company Optionholders; and

(C)	Company Warrantholders,

together with their addresses and their respective holdings of Company Shares, Company Options and Company Warrants, as applicable;

(ii)

names and addresses and respective holdings of all persons having rights (other than the Company Options and Company Warrants) issued or granted by the Company to acquire or otherwise related to Company Shares; and

(iii)

names of non-objecting beneficial owners of Company Shares and participants in book-based nominee registers (such as CDS & Co., Cede & Co. and the Depositary Trust Company), together with their respective addresses and holdings of Company Shares.

(b)	The Company will from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including:

(i)	updated or additional lists of Company Shareholders, Company Optionholders and Company Warrantholders;

(ii)	information regarding beneficial ownership of Company Shares; and

(iii)	other assistance as the Purchaser may reasonably request.

2.10	Securityholder Communications

(a)	The Company and the Purchaser agree to cooperate in the preparation of any presentations regarding the Arrangement, including to any:

(i)	Affected Securityholders; or

(ii)	the analyst community,

provided, however, that the foregoing shall be subject to the Company’s overriding obligation to make any disclosure or filing required by applicable Laws or stock exchange rules.

(b)	The Company agrees to consult with the Purchaser in connection with any formal meeting relating to the Arrangement that it may have, including with:

(i)	Affected Securityholders; or

(ii)	analysts,

provided, however, that the foregoing shall be subject to the Company’s overriding obligation to make any disclosure or filing required by applicable Laws or stock exchange rules.

2.11	Company Options

Subject to the terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement:

(a)	the vesting of all outstanding Company Options shall be accelerated;

(b)

all Company Options that are In-the-Money Options shall be exchanged for Company Shares as set out in the Plan of Arrangement, and the former holders of such Company Options shall, following such exchange, participate in the Arrangement as Company Shareholders; and

(c)	all Company Options that are Out-of-the-Money Options shall be cancelled without any payment therefor,

all in accordance with and subject to the provisions of the Plan of Arrangement, and the Company shall take all such actions as may be necessary or desirable to give effect to the foregoing.

2.12	Company Warrants

Subject to the terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement the Company Warrants shall be exchanged by the Company Warrantholders for Purchaser Warrants and Spinco Warrants. The Purchaser, Spinco and the Company shall take the necessary steps to give effect to the foregoing.

2.13	Shareholder Rights Plan

Pursuant to the Arrangement, the Shareholder Rights Plan will be terminated without the exercise or the separation of any rights issued or issuable thereunder, and all such rights shall be cancelled for no consideration in excess of the aggregate Arrangement Consideration to which each Participating Former Securityholder or other consideration to which a Company Shareholder duly exercising Dissent Rights may be entitled.

2.14	Payment of Arrangement Consideration

Following the receipt of the Final Order, and no later than one Business Day prior to the Effective Date:

(a)	the Purchaser shall deliver or cause to be delivered to the Depositary

(i)	certificates representing the Purchaser Shares; and

(ii)	cash in an amount sufficient to pay the Purchaser Spinco Subscription Amount; and

(b)	the Company shall cause Spinco to deliver, or cause to be delivered, to the Depository:

(i)	certificates representing the Spinco Shares required to be delivered to Participating Former Securityholders pursuant to the Plan of Arrangement; and

(ii)	certificates representing the Purchaser Spinco Shares and Purchaser Spinco Warrants.

2.15	Withholding Taxes

(a)

The Company, the Purchaser, Acquireco, Spinco and the Depositary, as the case may be, will be entitled to deduct and withhold from any consideration otherwise payable to any Affected Securityholder under the Plan of Arrangement (including any payment to Company Shareholders exercising Dissent Rights) and from any amounts otherwise payable pursuant to this Agreement (including the Termination Fee) such amounts as the Company, the Purchaser, Acquireco, Spinco or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign Tax Law as counsel may advise is required to be so deducted and withheld by the Company, the Purchaser, Acquireco, Spinco or the Depositary, as the case may be.

(b)	For the purposes of such deduction and withholding:

(i)

all withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder; and

(ii)

such deducted or withheld amounts shall be remitted to the appropriate Governmental Authority in the time and manner required by the applicable Law by or on behalf of the Company, the Purchaser, Acquireco, Spinco or the Depositary, as the case may be.

2.16	U.S. Tax Matters

(a)	For United States federal (and applicable state and local) income Tax purposes:

(i)

the sale and purchase of Company Shares under the Plan of Arrangement (including any payment to Company Shareholders exercising Dissent Rights) is, and shall be treated by the parties as, a sale by the Company Shareholders, and a purchase by Purchaser, of all of the Company Shares; and

(ii)	the Spinco Shares shall be treated as if they were distributed by the Company to the Company Shareholders immediately prior to the Effective Time,

and the parties shall file their income Tax Returns and deal with any United States federal (and applicable state and local) taxing authority in a manner consistent with such treatment.

(b)	Prior to the Effective Date the Purchaser and the Company will work cooperatively to determine the correct treatment for United States taxation purposes of the distribution of the Spinco Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company

(a)

Except as set forth in the correspondingly numbered paragraph of the Company Disclosure Letter, the Company represents and warrants to the Purchaser and Acquireco as set forth in Schedule D and acknowledges and agrees that the Purchaser and Acquireco are relying upon such representations and warranties in connection with the entering into of this Agreement. Nothing in the Company Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made in Schedule D unless the Company Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in Schedule D unless the representation or warranty pertains to the existence of the document or other item itself. Disclosure of any information in the Company Disclosure Letter that is not strictly required under this Agreement has been made for informational purposes only and does not imply disclosure of all matters of a similar nature. Inclusion of an item or information in any Schedule or section of the Company Disclosure Letter shall not constitute disclosure of such item or confirmation for any other Schedule or section of the Company Disclosure Letter for which disclosure may be required.

(b)

Notwithstanding any provision in the Agreement or any representation or warranty made in Schedule D, the Company expressly makes no representation or warranty to the Purchaser or Acquireco regarding Spinco, or regarding the assets, property, business, Liabilities, results of operations, financial condition or other obligations of Spinco, other than as to the ownership of the Spinco Shares immediately prior to Effective Time.

3.2	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company as set forth in Schedule E and acknowledges and agrees that the Company is relying upon the representations and warranties in connection with the entering into of this Agreement.

3.3	Survival of Representations and Warranties

(a)	No investigation by or on behalf of any Party prior to the execution of this Agreement will mitigate, diminish or affect the representations and warranties made by the other Parties.

(b)

The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4

COVENANTS

4.1	Covenants of the Company

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) as disclosed in the Company Disclosure Letter, (ii) as expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement, (iii) as is otherwise required by applicable Law, or (iv) unless the Purchaser otherwise consents in writing (to the extent that such consent is permitted by applicable Law):

(a)	the Company will:

(i)	conduct the businesses of the Company and its subsidiaries only in the ordinary course, and in accordance with the Company Budget, and with applicable Law;

(ii)	comply in all material respects with the terms of all Contracts of the Company and its subsidiaries;

(iii)	use commercially reasonable best efforts to maintain and preserve intact its and its subsidiaries’ business organizations, assets, properties, rights and goodwill;

(iv)

maintain satisfactory business relationships with suppliers, customers, distributors, contractual counterparties, contractors, employees, Governmental Authorities, Aboriginal Peoples and others having business relationships with it and its subsidiaries; and

(v)

duly and timely file all forms, reports, schedules, statements, and other documents required to be filed pursuant to any applicable Laws or Securities Laws, provided however that the Company shall in any event consult with the Purchaser prior to making any filing required pursuant to applicable Securities Laws or issuing any news releases, providing in such cases the Purchaser with a reasonable opportunity to review and comment on any such filing or news release.

(b)	the Company will immediately notify the Purchaser orally and then promptly notify the Purchaser in writing of any:

(i)	change in any “material fact” or any “material change” (as defined in the Securities Act) in relation to the Company or its subsidiaries;

(ii)	event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)

notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Arrangement;

(iv)	notice or other communication from any Governmental Authority in connection with this Agreement (and contemporaneously provide a copy of any such written notice or communication to the Purchaser);

(v)

filings, actions suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company and its subsidiaries or its material assets including the Material Properties;

(vi)	breach of this Agreement by the Company; or

(vii)	event occurring after the date of this Agreement that would:

(A)	render a representation or warranty, if made on that date or the Effective Date, untrue or inaccurate such that any of the conditions in Section 7.3(b) would not be satisfied; or

(B)

result in the failure of the Company to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time;

(c)

the Company will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect, provided, however, that, except as contemplated by Section 4.10(b), the Company will not obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months, except that renewal steps may be taken in advance of expiry;

(d)

the Company will use commercially reasonable efforts to retain the services of its and its subsidiaries’ existing employees and consultants (including the Company Senior Management) until the Effective Time;

(e)	the Company will not, directly or indirectly:

(i)	alter or amend its Charter Documents or the Charter Documents of its subsidiaries;

(ii)

declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Company Shares (other than dividends, distributions, payments or return of capital made to the Company by any of its subsidiaries);

(iii)	split, divide, consolidate, combine, reclassify, nor undertake any other capital reorganization in respect of the Company Shares or any other securities of the Company or its subsidiaries;

(iv)	reduce the stated capital of the Company Shares or any other securities of the Company or its subsidiaries;

(v)	other than as required by Section 4.1(c) and Section 4.10(b), increase any coverage under any directors’ and officer’s insurance policy;

(vi)

issue, grant, sell, pledge or otherwise encumber, or authorize or approve or agree to issue, grant, sell, pledge or otherwise encumber any Company Shares or other securities of the Company or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Company Shares or other securities of the Company or its subsidiaries, including but not limited to the issue or award of any Company Options or Company Warrants but excluding issuances of Company Shares pursuant to the exercise of outstanding Company Options or Company Warrants;

(vii)

redeem, purchase or otherwise acquire (or offer to redeem, purchase or otherwise acquire) any of its outstanding Company Shares or other securities or securities convertible into or exchangeable or exercisable for Company Shares or any such other securities or any shares or other securities of its subsidiaries except according to their terms;

(viii)	amend the terms of any securities of the Company or its subsidiaries, or amend the terms of any outstanding indebtedness of the Company or its subsidiaries;

(ix)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or its subsidiaries;

(x)

reorganize, recapitalize, restructure, amalgamate or merge with any other person and will not cause or permit its subsidiaries to reorganize, recapitalize, restructure, amalgamate or merge with any other person;

(xi)	create any subsidiary or enter into any Contracts or other arrangements regarding the control or management of the operations, or the appointment of governing bodies or enter into any Joint Ventures;

(xii)	engage in any transaction with any related parties other than with its wholly-owned subsidiaries in the ordinary course;

(xiii)

make any changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any new accounting policies, principles, methods, practices or procedures), except as disclosed in the Company Public Disclosure Record, as required by applicable Laws or under Canadian GAAP; or

(xiv)	enter into, modify or terminate any Contract with respect to any of the foregoing;

(f)	the Company will not, and will not cause or permit its subsidiaries to, directly or indirectly, except in connection with this Agreement:

(i)

sell, pledge, lease, surrender, licence, lose the right to use, mortgage, dispose of or encumber any assets or properties of the Company or its subsidiaries, other than inventory or immaterial personal property in the ordinary course of business;

(ii)

other than in the ordinary course, acquire or commit to acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or assets, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person, in each case, directly or indirectly, in one transaction or a series of transactions;

(iii)

other than intercompany loans and advances in the ordinary course of business, not to exceed amounts set out in the Company Budget, incur any indebtedness or create or issue any debt securities, or assume, guarantee, endorse or otherwise become liable or responsible for such obligations or the obligations of any other person, or make any loans or advances (other than intercompany loans or advances in the ordinary course of business);

(iv)

incur or commit to capital expenditures or development expenses unless such capital expenditures or development expenses have been approved prior to the date hereof by the Company Board in the ordinary course of business or are contemplated by the Company Budget.

(v)

enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments other than in the ordinary course of business consistent with past practice;

(vi)	make any Tax election, information schedule, return or designation, except as required by Law and in a manner consistent with past practice;

(vii)	settle or compromise any Tax claim, assessment, reassessment or liability;

(viii)	file any amended Tax Return;

(ix)	enter into any agreement with a Governmental Authority with respect to Taxes;

(x)	surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter;

(xi)	amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Law;

(xii)

pay, discharge or satisfy any claim, liability, indebtedness or obligation prior to the same being due, other than the payment, discharge or satisfaction of the same, in the ordinary course, in accordance with their terms;

(xiii)	voluntarily waive, release, assign, settle or compromise any Proceeding; or

(xiv)

engage in any new business, enterprise or other activity that is inconsistent with the existing businesses of the Company in the manner such existing businesses generally have been carried on or (as disclosed in the Company Public Disclosure Record) planned or proposed to be carried on prior to the date of this Agreement, or authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing. Notwithstanding the foregoing or any other term of this Agreement, the Purchaser acknowledges that Spinco is considering undertaking an equity financing which will close after the Effective Date, the terms and timing of which have not yet been determined. The Purchaser agrees that Spinco may engage in discussions with prospective sources of such financing prior to the Effective Date, provided that Spinco does not enter into any agreements with any person to provide such financing or which would involve the issuance of any securities of Spinco or any interest therein to any person other than as contemplated in this Agreement prior to the Effective Date;

(g)	the Company will not, and will not cause or permit its subsidiaries to, directly or indirectly, except in the ordinary course of business:

(i)	terminate, fail to renew, cancel, waive, release, grant or transfer any rights, including:

(A)	any existing contractual rights;

(B)	any Permit; or

(C)	any other legal rights or claims,

in respect of the Material Properties;

(ii)	except in connection with matters otherwise permitted under this Section 4.1:

(A)	enter into any Contract which would be a Material Contract if in existence on the date hereof; or

(B)	terminate, cancel, extend, renew or amend, modify or change any Material Contract;

(iii)	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee);

(iv)	modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property; or

(v)

enter into any transaction or perform any act which could reasonably be expected to materially impede, prevent or delay, or be inconsistent with, the successful completion of the transactions contemplated herein;

(h)

Neither the Company nor its subsidiaries will, except pursuant to any existing Contracts or employment, pension, supplemental pension, termination or compensation arrangements or policies or plans in effect on the date hereof and as is necessary to comply with applicable Laws:

(i)	grant to any officer, director, employee or consultant of the Company or its subsidiaries an increase in compensation in any form;

(ii)

grant any general salary increase, fee or pay any other compensation to the directors, officers, employees or consultants of the Company and its subsidiaries, other than the payment of salaries, fees and benefits in the ordinary course;

(iii)	take any action with respect to the grant or increase of any severance, change of control, retirement, retention or termination pay;

(iv)	enter into or modify any employment or consulting agreement with any employee, consultant, officer or director of the Company or its subsidiaries;

(v)	terminate the employment or consulting arrangement of any senior management employees (including the Company Senior Management), except for cause or as contemplated in Section 4.9 of this Agreement;

(vi)	increase any benefits payable under its current severance or termination pay policies;

(vii)

adopt or amend or make any contribution to or any award under any bonus, profit sharing, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of any director, officer, or employee or any former director, officer, or employee of the Company or its subsidiaries; or

(viii)

take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under the Company Stock Option Plan, except as contemplated in Section 2.11 and the Plan of Arrangement;

(i)	the Company will not and will not cause or permit its subsidiaries to make any loan to any officer, director, employee or consultant of the Company or its subsidiaries;

(j)	the Company will not and will not cause or permit its subsidiaries to:

(i)	except as disclosed in Section 4.1(j) of the Company Disclosure Letter, make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its Permits;

(ii)	take any action or fail to take any action which action or failure to act would:

(A)	result in the loss, expiration or surrender of, or the loss of any benefit; or

(B)	be reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation or limitation of rights,

under, any Permit necessary to conduct its businesses as now being conducted;

(k)	the Company will not, and will not cause or permit its subsidiaries to, settle or compromise any action, claim or other Proceeding:

(i)	brought against it for damages or providing for the grant of injunctive relief or other non-monetary remedy (“Litigation”); or

(ii)	brought by any present, former or purported holder of its securities,

in connection with the transactions contemplated by this Agreement or the Arrangement;

(l)	the Company will not, and will not cause or permit its subsidiaries to, commence any Litigation, other than Litigation in connection with:

(i)	the collection of accounts receivable;

(ii)	the enforcement of the terms of this Agreement or the Confidentiality Agreement;

(iii)	the enforcement of other obligations of the Purchaser; or

(iv)	Litigation commenced against the Company;

(m)	the Company will not, and will not cause or permit its subsidiaries to, enter into or renew any Contract:

(i)	containing:

(A)

any limitation or restriction on the ability of the Company or its subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates, to engage in any type of activity or business;

(B)

any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or any of its affiliates, is or would be conducted; or

(C)	any limit or restriction on the ability of:

(I)	the Company or its subsidiaries; or

(II)	following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates,

to solicit customers or employees;

or

(ii)	that would reasonably be expected to materially impede, prevent or delay the completion of the Arrangement;

(n)

the Company will not, and will not cause or permit any of its subsidiaries to, take any action which would render, or which reasonably may be expected to render, any representation or warranty made by the Company in this Agreement untrue or inaccurate in any respect at any time prior to the Effective Date if then made; and

(o)

as is applicable, the Company will not, and will not cause or permit its subsidiaries to, agree, announce, resolve, authorize or commit to do any of the matters to which the negative covenants in Sections 4.1(e) to 4.1(n) inclusive pertain.

4.2	Access to Information

(a)

Subject to compliance with applicable Laws and the terms of any existing Contracts, each Party (the “Providing Party”) will afford to the other Party and its Representatives (the “Accessing Party”), until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, continuing access to the Company Diligence Information, and reasonable access during normal business hours and upon reasonable notice, to the Providing Party’s and its subsidiaries’ businesses, properties, books and records and such other data and information as the Accessing Party may reasonably request, as well as to its management personnel, provided, that:

(i)	such access shall not unduly interfere with the ordinary conduct of the businesses of the Providing Party and its subsidiaries; and

(ii)

other than in circumstances where access thereto or disclosure thereof would not result in the loss of attorney-client privilege, the Providing Party shall not have any obligation in response to a request by the Accessing Party to provide access to or otherwise disclose any information or documents subject to attorney-client privilege.

(b)

Subject to compliance with applicable Laws, the Company will also make available to the Purchaser and its Representatives information requested by the Purchaser for the purposes of preparing, considering and implementing plans for the combined businesses of the Company and the Purchaser and its affiliates following completion of the Arrangement.

(c)

Without limiting the generality of the provisions of the Confidentiality Agreement, the Purchaser and the Company each acknowledge that all information provided to it under this Section 4.2, or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby, is subject to the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms notwithstanding any other provision of this Agreement or any termination of this Agreement.

(d)

If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Confidentiality Agreement, then the provisions of this Agreement will supersede those of the Confidentiality Agreement, but only to the extent of the conflict or inconsistency and all other provisions of the Confidentiality Agreement will remain in full force and effect.

(e)

Investigations made by or on behalf of a Party, whether under this Section 4.2 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Party in this Agreement.

4.3	Covenants of the Company in respect of the Arrangement

(a)

Subject to the terms and conditions of this Agreement, the Company shall and shall cause its subsidiaries to perform all obligations required to be performed by the Company under this Agreement, cooperate with the Purchaser in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and the other transactions contemplated hereby, including (without limiting the obligations of the Company in Article 2):

(i)	publicly announcing the:

(A)	execution of this Agreement;

(B)	support of the Company Board of the Arrangement (including the voting intentions of each director and officer of the Company referred to in Section 2.4(d)(v));

(C)	recommendation of the Company Board to the Company Shareholders to vote in favour of the Arrangement Resolution; and

(D)	support of each of the Directors and Company Senior Management pursuant to the Support Agreements; and

(ii)	using its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are:

(A)	necessary or advisable under the Material Contracts in connection with the Arrangement; or

(B)	required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement,

in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Purchaser.

(b)

In the event that the Purchaser reasonably concludes that it is necessary or desirable to proceed with another form of transaction (such as a formal take-over bid or amalgamation) whereby the Purchaser or its affiliates would effectively acquire all of the Company Shares within approximately the same time periods and on economic terms and other terms and conditions which are equivalent to or better than those contemplated by this Agreement (an “Alternative Transaction”), the Company agrees to support the completion of such Alternative Transaction in the same manner as the Arrangement and shall otherwise fulfill its covenants contained in this Agreement in respect of such Alternative Transaction. In particular, but without limitation, the Company agrees that the “initial deposit period” in respect of any such Alternative Transaction that is structured as a formal take-over bid shall be the period determined by the Purchaser so long as it is not less than 35 days. In the event of any proposed Alternative Transaction, any reference in this Agreement to the Arrangement shall refer to the Alternative Transaction to the extent applicable, all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction and all references to time periods regarding the Arrangement, including the Effective Time, herein shall refer to the date of closing of the transactions contemplated by the Alternative Transaction (as such date may be extended from time to time).

4.4	Covenants of the Purchaser in respect of the Arrangement

Subject to the terms and conditions of this Agreement, the Purchaser will, and will cause Acquireco to, perform all obligations required to be performed by it under this Agreement and the Plan of Arrangement, cooperate with the Company in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and other transactions contemplated hereby, including:

(a)

cooperating with the Company in connection with, and using its commercially reasonable efforts to assist the Company in obtaining, the waivers, consents and approvals referred to in Section 4.3(a)(ii), provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with obtaining any waiver, consent or approval from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, the Purchaser will not be required to pay or commit to pay to such person whose waiver, consent or approval is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation;

(b)	applying for and using commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the NYSE of the Purchaser Shares;

(c)

using its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by any Governmental Authority from the Purchaser relating to the Arrangement required to be completed prior to the Effective Time; and

(d)	forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it and to Acquireco.

4.5	Covenants of Purchaser Regarding Conduct of Business

Purchaser covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Company shall otherwise agree in writing, such agreement not to be unreasonably withheld or delayed, or as is otherwise expressly permitted or contemplated by this Agreement,

(a)	the Purchaser will promptly notify the Company orally and then promptly notify the Company in writing of:

(i)	any event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect;

(ii)

any notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Arrangement;

(iii)

any notice or other material communication from any Governmental Authority in connection with this Agreement (and contemporaneously provide a copy of any such written notice or communication to the Company);

(iv)	any breach of this Agreement by the Purchaser or Acquireco; or

(v)	any event occurring after the date of this Agreement that would:

(A)	render a representation or warranty, if made on that date or the Effective Date, untrue or inaccurate such that any of the conditions in Section 7.2(b)) would not be satisfied; or

(B)

result in the failure in any material respect of the Purchaser to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time; and

(b)	the Purchaser shall not, directly or indirectly, do or permit any of the following:

(i)	make any amendment to its Charter Documents that would have a material adverse effect on its ability to consummate the transactions contemplated hereby or change its authorized share capital;

(ii)	split, combine, subdivide or reclassify its capital stock;

(iii)

acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to materially prevent, impede, or delay the consummation of the Arrangement or other transactions contemplated by this Agreement;

(iv)	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v)

take any action that is intended to individually or in the aggregate materially prevent, impede or delay the consummation of the Arrangement or the other transactions contemplated by this Agreement, or

(vi)	agree or commit to do any of the foregoing.

4.6	Covenants of Company Regarding Pre-Spinout Reorganization

On the day prior to the Effective Date, provided that the Purchaser has confirmed that all conditions in its favour in Sections 7.1 and 7.3 have been satisfied or waived and the Company has confirmed that all conditions in its favour in Sections 7.1 and 7.2 have been satisfied or waived (except, in each case, any conditions that are not required to have been, or cannot be completed by the day prior to the Effective Date), the Company shall, and shall cause Spinco to, enter into an agreement of purchase and sale substantially in the form attached hereto and in form and substance satisfactory to the Purchaser as Schedule F (the “Spinco Contribution Agreement”), pursuant to which the Company shall transfer certain property and assets of the Company to Spinco on the Effective Date immediately prior to the Effective Time as consideration for the issuance by Spinco to the Company of the Distribution Spinco Shares.

4.7	Covenants of Company Regarding Ancillary Rights Agreement

On the day prior to the Effective Date, provided that the Purchaser has confirmed that all conditions in its favour in Sections 7.1 and 7.3 have been satisfied or waived and the Company has confirmed that all conditions in its favour in Sections 7.1 and 7.2 have been satisfied or waived (except, in each case, any conditions that are not required to have been, or cannot be completed by the day prior to the Effective Date), the Company shall cause Spinco to enter into an agreement regarding certain rights of the Purchaser substantially in the form attached hereto as Schedule J (the “Ancillary Rights Agreement”).

4.8	Mutual Covenants

Each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, it will:

(a)

use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 7 to the extent the same is within its control;

(b)

use commercially reasonable efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary and commercially reasonable to permit the completion of the Arrangement in accordance with its obligations under this Agreement, the Plan of Arrangement and applicable Laws and cooperate with the other Parties in connection therewith, including using commercially reasonable efforts to:

(i)

effect or cause to be effected all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Arrangement;

(ii)

oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement;

(iii)

defend all lawsuits or other legal, regulatory or other proceedings against the other Party or its directors or officers challenging or affecting this Agreement or the completion of the Arrangement; and

(iv)	cooperate with the other Party in connection with the performance by it of its obligations hereunder;

(c)

use commercially reasonable efforts to not take or cause to be taken any action which is inconsistent with this Agreement or which would reasonably be expected to materially impede, prevent or delay the completion of the Arrangement; and

(d)

use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Party’s legal counsel to permit the completion of the Arrangement.

4.9	Resignations of Board and Senior Management

(a)

Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause, and it shall cause any of its subsidiaries to use commercially reasonable efforts to cause, all directors of the Company and its subsidiaries to provide resignations on the Effective Date, which resignations shall become effective immediately following the acquisition by the Purchaser of all of the issued and outstanding shares in the capital of the Company pursuant to the Plan of Arrangement.

(b)

The Company shall use commercially reasonable efforts to cause, and it shall cause any of its subsidiaries to use commercially reasonable efforts to cause, all directors of the Company and its subsidiaries to execute and deliver full and final releases of the Company and its subsidiaries from all liability and obligations in favour of the Company (excluding any indemnification obligations set out in Section 4.10) and in form and substance satisfactory to the Purchaser, acting reasonably.

(c)

Prior to the Effective Time, the Company shall, and it shall cause any of its subsidiaries to, terminate the employment its executive officers and any consultants providing personal services to the Company effective as at the Effective Time, in exchange for (i) the payments, if any, set forth in Schedule 4(b)(iv) of the Company Disclosure Letter (which payments, for greater certainty, shall be made by and for the account of the Company from the Company’s cash on hand and which shall not be an obligation of the Purchaser or Acquireco), and (ii) the execution of full and final releases, by the executive officers and consultants in favour of the Company and its subsidiaries, from all liability and obligations (excluding any indemnification obligations set out in Section 4.10) and in form and substance satisfactory to the Purchaser, acting reasonably.

(d)

From and after the Effective Time Spinco shall honour and comply with, or cause its subsidiaries and any successor to Spinco to honour and comply with the terms of all of the severance payment obligations of the Company or its subsidiaries under the existing employment, consulting, change of control and severance agreements of the Company or its subsidiaries properly disclosed to the Purchaser in Schedule 4(b)(iv) of the Company Disclosure Letter.

4.10	Indemnification and Insurance

(a)

The Parties agree that all rights to indemnification existing in favour of the present and former directors and officers of the Company (each such present or former director or officer of the Company being herein referred to as an “Indemnified Party” and such persons collectively being referred to as the “Indemnified Parties”) as provided by contracts or agreements to which the Company is a party and in effect as of the date hereof, copies of which are included in the Company Diligence Information, will:

(i)	survive, and continue in full force and effect following, the completion of the transaction contemplated by this Agreement; and

(ii)	shall not be modified by such completion,

and from and after the Effective Time the Purchaser shall, and shall cause the Company and any successor to the Company (including any Surviving Company) to continue to honour such rights of indemnification and indemnify the Indemnified Parties pursuant thereto, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for six years following the Effective Date.

(b)

Prior to the Effective Time, notwithstanding any other provision hereof, the Company may purchase prepaid non-cancellable run-off directors’ and officers’ liability insurance providing coverage for a period of six years from the Effective Date with respect to claims arising from or related to facts or events which occur on or prior to the Effective Date, provided that the total cost of such run-off directors’ and officers’ liability insurance shall not exceed 250% of the current annual aggregate premium for directors’ and officers’ liability insurance currently maintained by the Company and its subsidiaries, as disclosed to the Purchaser before the date of this Agreement.

4.11	Pre-Acquisition Reorganization.

(a)	The Company shall, upon request of the Purchaser:

(i)

perform such additional reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”), and

(ii)

cooperate with the Purchaser and its advisors to determine the nature of any Pre-Acquisition Reorganization that might be undertaken and the manner in which such Pre-Acquisition Reorganization would be most effectively be undertaken.

(b)

The Purchaser must provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least ten (10) Business Days prior to the Effective Date. Upon receipt of such notice, the Company and the Purchaser shall work cooperatively and use their best efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, and shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the Business Day ending immediately prior to the Effective Date.

(c)

The Purchaser agrees that it will be responsible for all costs and expenses (including any professional fees and expenses) associated with any Pre-Acquisition Reorganization to be carried out at its request and shall indemnify and save harmless the Company and its affiliates from and against any and all liabilities, losses, damages, claims, costs, taxes, expenses, interest awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization if after participating in any Pre-Acquisition Reorganization the Arrangement is not completed other than due to a breach by the Company of the terms and conditions of this Agreement.

(d)	The Purchaser acknowledges and agrees that the Pre-Acquisition Reorganization shall not:

(i)	materially impede, prevent or delay completion of the Arrangement;

(ii)	in the opinion of the Company, acting reasonably, prejudice the Company Shareholders in any respect;

(iii)	require the Company to obtain the approval of the Company Shareholders or contravene any applicable Laws, the Company’s Constating Documents or any Material Contract;

(iv)	unreasonably interfere in any material operations of the Company or its subsidiaries prior to the Effective Time;

(v)

be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached, it being acknowledged by the Purchaser that actions taken pursuant to any Pre-Acquisition Reorganization could require the consent of third parties under applicable Material Contracts;

(vi)	require the Company or any subsidiary to contravene any Laws, their respective organizational documents or any Material Contract; or

(vii)

result in any Taxes being imposed on, or any adverse Tax or other consequences to, any securityholder of the Company incrementally greater than the Taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization.

4.12	Control of Business.

Nothing in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and each of its subsidiaries’ respective operations.

4.13	Certain Filings.

The Company shall contact the appropriate Governmental Authority to initiate the filing process contemplated by Schedule 7.3 of the Company Disclosure Letter within three Business Days after the date hereof, and shall as soon as practicable thereafter cause such filing to be to be completed and shall provide the Purchaser with written confirmation thereof.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1	Acquisition Proposals

(a)

Except permitted in this Article 5, from and after the date of this Agreement and until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 6.1, the Company and its subsidiaries shall not, directly or indirectly, through any of their Representatives or otherwise, and shall not permit any such person to:

(i)

make, initiate, solicit or encourage (including by way of furnishing or affording access to information or any site visit), or otherwise take any other action that facilitates, directly or indirectly, any inquiry, proposal or offer that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal;

(ii)

enter into or otherwise engage or participate in any discussions or negotiations with, furnish information to, or otherwise co-operate in any way with, any person (other than the Purchaser and its subsidiaries) regarding an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal provided, however, that the Company or its Representatives may communicate with such person for the sole purpose of advising such person that the terms of such Acquisition Proposal do not constitute or are not reasonably likely to result in a Superior Proposal;

(iii)

take no position or remain neutral with respect to, or agree to, accept, approve, endorse or recommend, or propose publicly to agree to accept, approve, endorse or recommend any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period exceeding three Business Days after such Acquisition Proposal has been publicly announced shall be deemed to constitute a violation of this Section 5.1(a)(iii));

(iv)	make or propose publicly to make a Change of Recommendation;

(v)

accept, enter into, or propose publicly to accept or enter into, any agreement, understanding or arrangement effecting or related to any Acquisition Proposal or potential Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by and in accordance with Section 5.1(e)); or

(vi)	make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the Company Board of the transactions contemplated hereby.

(b)

The Company and its Representatives will, and will cause its subsidiaries and their Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion or negotiations with any person (other than the Purchaser and its Representatives) with respect to any Acquisition Proposal or inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal and, in connection therewith, the Company will:

(i)	immediately discontinue access of any such person to any confidential information concerning the Company and its subsidiaries, including access to any data room, virtual or otherwise; and

(ii)

within two Business Days after the date hereof, to the extent such information has not previously been returned or destroyed, promptly request, and exercise all rights it has to require, the return or destruction of all copies of any confidential information regarding the Company and its subsidiaries provided to any person other than the Purchaser and its Representatives and the return or destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or its subsidiaries, using commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights.

(c)

The Company represents and warrants that since January 1, 2020, neither the Company nor any of its subsidiaries has waived any confidentiality, standstill or similar agreement or restriction to which the Company or any subsidiary is a party and further covenants and agrees:

(i)

not to release (or allow any of its subsidiaries to release) any person from, grant any permission under or terminate, modify, amend or waive the terms of, any confidentiality agreement or standstill agreement or standstill or similar provisions in any such confidentiality agreement (it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as the result of the entering into an announcement of this Agreement shall not be a violation of this Section 5.1(c)); and

(ii)

to, and to cause each of its subsidiaries to, take all necessary action to enforce on a timely basis each confidentiality, standstill or similar agreement or restriction to which the Company or any subsidiary is a party.

(d)	The Company will:

(i)	promptly (and, in any event, within 24 hours) notify the Purchaser, at first orally and thereafter in writing, of:

(A)	any Acquisition Proposal (whether or not in writing);

(B)

any inquiry, proposal, offer or request (or any amendment or supplement thereto), whether or not in writing, relating to an Acquisition Proposal or any request for discussions or negotiations or other communications relating to or that could reasonably be expected to lead to an Acquisition Proposal; and

(C)	any request received by the Company or any of its subsidiaries or any of their Representatives for:

(I)	non-public information relating to the Company (or any of its subsidiaries); or

(II)	access to properties, books, records or the provision of a list of securityholders of the Company (or any of its subsidiaries) by any person,

in connection with, or that could reasonably be expected to result in, an Acquisition Proposal;

(ii)	include in the written notification contemplated in Section 5.1(d)(i):

(A)	a copy of the Acquisition Proposal, inquiry, proposal, offer or request and any amendments thereto;

(B)	a description of its material terms and conditions;

(C)	the identity of all persons making such Acquisition Proposal, inquiry, proposal, offer or request; and

(D)	details of all related communications;

(iii)	promptly provide to the Purchaser such other information concerning such Acquisition Proposal, inquiry, proposal, offer or request as the Purchaser may reasonably request; and

(iv)	promptly and fully inform the Purchaser of the status and details (including all amendments, changes or other modifications) of any such Acquisition Proposal, inquiry, proposal, offer or request.

(e)

Notwithstanding anything to the contrary contained in Section 5.1(a), if the Company receives a bona fide written Acquisition Proposal from any person after the date hereof and prior to the Company Meeting that did not result from a breach of this Section 5.1, and subject to the Company’s compliance with Section 5.1(d), the Company and its Representatives may contact such person solely to clarify the terms and conditions of such Acquisition Proposal so as to determine whether such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, furnish information with respect to it to such person pursuant to an Acceptable Confidentiality Agreement, allow such person a single ten (10) calendar day period to conduct a due diligence investigation of the Company and participate in discussions or negotiations regarding such Acquisition Proposal, if and only if:

(i)

prior to any such contacting, furnishing or participation described above, the Company Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is or is reasonably likely to result in a Superior Proposal;

(ii)

such person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality agreement, standstill, permitted use, business purpose or similar restriction with the Company or any of its subsidiaries or Representatives;

(iii)	the Company has been, and continues to be, in compliance with its obligations under this Article 5; and

(iv)	prior to or concurrently with providing any such copies, access, or disclosure, the Company:

(A)	enters into and provides a copy of an Acceptable Confidentiality Agreement to the Purchaser promptly (and in any event within 24 hours thereafter) upon its execution; and

(B)

contemporaneously provides to the Purchaser a list of and access to all information concerning the Company that is provided to such person which was not already provided to the Purchaser or its Representatives.

(f)

If the Company receives a bona fide Acquisition Proposal that is a Superior Proposal from any person after the date hereof and prior to the Company Meeting, then the Company Board may, prior to the Company Meeting, withdraw, modify, qualify or change in a manner adverse to the Purchaser its approval or recommendation of the Arrangement and/or approve or recommend such Superior Proposal and/or enter into an Acquisition Agreement with respect to such Superior Proposal if and only if:

(i)

the person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, use, business purpose or similar restriction with the Company or any of its subsidiaries;

(ii)

the Company did not breach any provision of this Section 5.1 in connection with the preparation or making of such Acquisition Proposal and the Company has been and continues to be in compliance with this Section 5.1;

(iii)	the Company has given written notice to the Purchaser:

(A)	that it has received such Superior Proposal and that the Company Board has determined that:

(I)	such Acquisition Proposal constitutes a Superior Proposal; and

(II)	the Company Board intends to:

(1)

withdraw, modify, qualify or change in a manner adverse to the Purchaser its approval or recommendation of the Arrangement (including the recommendation that the Company Shareholders vote in favour of the Arrangement Resolution); and/or

(2)	enter into an Acquisition Agreement with respect to such Superior Proposal,

in each case, promptly following the making of such determination;

and

(B)

from the Company Board regarding the value and financial terms that the Company Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under any such Acquisition Proposal, it being acknowledged and agreed that the financial value ascribed by the Board to such non-cash consideration shall be expressed as a single value and not a range of values;

(iv)	the Company has provided the Purchaser with:

(A)	a copy of the proposed Acquisition Agreement; and

(B)	all supporting materials, including any financing documents supplied to the Company in connection therewith;

(v)	a period of at least five full Business Days (such period being the “Superior Proposal Notice Period”) has elapsed from the later of:

(A)	the date the Purchaser received the notice from the Company referred to in Section 5.1(d)(i); and

(B)	the date on which the Purchaser received the materials set out in Section 5.1(d)(ii);

(vi)

during any Superior Proposal Notice Period, the Purchaser has been provided with the right to propose to amend the terms of this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(vii)

after the Superior Proposal Notice Period, the Company Board has determined, after consultation with its outside legal counsel and financial advisors, and otherwise in accordance with Section 5.1(g), and advised the Purchaser in writing that:

(A)	such Acquisition Proposal remains a Superior Proposal compared to the Arrangement as proposed to be amended by the Purchaser; and

(B)	the failure by the Company Board to recommend that the Company enter into the Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties;

(viii)	the Company concurrently terminates this Agreement pursuant to Section 6.1(d)(i); and

(ix)	the Company has previously, or concurrently has, paid to the Purchaser the Termination Fee.

(g)	During the Superior Proposal Notice Period:

(i)

the Company Board will review promptly, diligently and in good faith any offer made by the Purchaser to amend the terms of this Agreement and the Arrangement in order to determine, in consultation with its financial advisors and outside legal counsel, whether the proposed amendments would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal;

(ii)	subject to the Company’s disclosure obligations under applicable Securities Laws:

(A)	the fact of the making of; and

(B)	each of the terms of, any such proposed amendments,

shall be kept strictly confidential and shall not be disclosed to any person (including without limitation, the person having made the Superior Proposal), other than the Company’s Representatives, without the Purchaser’s prior written consent;

(iii)	if the Company Board determines that such Acquisition Proposal would cease to be a Superior Proposal as a result of the amendments proposed by the Purchaser, then the Company will:

(A)	forthwith so advise the Purchaser; and

(B)	promptly thereafter accept the offer by the Purchaser to amend the terms of this Agreement, and the Arrangement,

and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing; and

(iv)	if the Company Board:

(A)	continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal; and

(B)	therefore rejects the Purchaser’s offer to amend this Agreement and the Arrangement, if any,

then the Company may, subject to compliance with the other provisions hereof, terminate this Agreement, in accordance with Section 6.1(d)(i), and enter into an Acquisition Agreement in respect of such Superior Proposal.

(h)	Each successive modification of any Superior Proposal shall:

(i)	constitute a new Superior Proposal for the purposes of Section 5.1(h); and

(ii)	require a new five full Business Day Superior Proposal Notice Period from the later of:

(A)	the date on which the Purchaser received the notice from the Company referred to in Section 5.1(d)(i); and

(B)	the date on which the Purchaser received the materials set out in Section 5.1(d)(ii).

(i)	The Company Board shall reaffirm its recommendation in favour of the Arrangement by news release promptly after:

(i)	the Company Board has determined that any Acquisition Proposal is not a Superior Proposal, if the Acquisition Proposal has been publicly announced or made; or

(ii)

the Company Board makes the determination referred to in Section 5.1(g) that an Acquisition Proposal that has been publicly announced or made and which previously constituted a Superior Proposal has ceased to be a Superior Proposal, and the Company shall provide the Purchaser and its outside legal counsel a reasonable opportunity to review and comment on the form and content of any such news release and give reasonable consideration to all amendments to such news release requested by the Purchaser and its counsel, such news release to state that the Company Board has determined that such Acquisition Proposal is not a Superior Proposal.

(j)	The Company and/or any of its subsidiaries will not become a party to any Contract with any person subsequent to the date hereof that limits or prohibits the Company from providing:

(i)

or making available to the Purchaser and its affiliates and Representatives any information provided or made available to such person or its officers, directors, employees, consultants, advisors, agents or other representatives (including solicitors, accountants, investment bankers and financial advisors) pursuant to any confidentiality agreement described in this Section 5.1; or

(ii)	the Purchaser and its affiliates and Representatives with any other information required to be given to it by the Company under this Section 5.1.

(k)	Notwithstanding any of the provisions of this Section 5.1:

(i)

the Company Board has the right to respond, within the time and in the manner required by applicable Securities Laws, to any take-over bid made for the Company Shares that it determines is not a Superior Proposal, provided that:

(A)	the Directors, acting in good faith and upon the advice of outside legal counsel, shall have first determined that the failure to so respond would result in a breach of applicable Securities Laws;

(B)	the Purchaser and its counsel has been provided with a reasonable opportunity to review and comment on any such response and the Company Board shall give reasonable consideration to such comments; and

(C)

notwithstanding that the Company Board may be permitted to respond in the manner set out herein to an Acquisition Proposal, the Company Board shall not be permitted to withdraw, modify, change or qualify its approval or recommendation to vote in favour of the Arrangement Resolution in any manner adverse to the Purchaser or to make any disclosure that is inconsistent with such approval and recommendation except in accordance with the terms of Section 5.1(g) or 5.1(k)(ii); and

(ii)	prior to the Company Meeting, the Company and the Company Board shall not be prohibited from making a Change in Recommendation if:

(A)	a Purchaser Material Adverse Effect has occurred and is continuing; and

(B)

the Company Board has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would be inconsistent with the duties of the members of the Company Board under applicable Law.

(l)

Any violation of the restrictions set forth in this Article 5 by the Company’s Representatives, the Company’s subsidiaries and/or the Company’s subsidiaries’ Representatives shall be deemed a breach of this Article 5 by the Company and the Company shall ensure that its subsidiaries and the Company and each of their respective Representatives are aware of the provisions of this Section 5.1.

(m)	Nothing in this Article 5 shall limit in any way the obligation of the Company to convene and hold the Company Meeting in accordance with this Agreement while this Agreement remains in force.

5.2	Termination Fee and Expense Reimbursement

(a)	“Termination Fee Event” means any of the following events:

(i)	this Agreement shall have been terminated by the Company or the Purchaser pursuant to Section 6.1(b)(i) [Occurrence of Outside Date] or Section 6.1(b)(ii) [Arrangement Resolution Not Approved], and:

(A)	prior to such termination, either:

(I)

an Acquisition Proposal is made, publicly announced or otherwise publicly disclosed by any person (other than the Purchaser or any of its affiliates) and was not withdrawn before the Company Meeting; or

(II)	any person (other than the Purchaser or any of its affiliates) shall have publicly announced and not withdrawn an intention to make an Acquisition Proposal;

and

(B)	within 365 days following the date of such termination:

(I)	an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in Section 5.2(a)(i)(A) above) is consummated; or

(II)

the Company or one or more of its subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in Section 5.2(a)(i)(A) above) and such Acquisition Proposal is subsequently consummated at any time thereafter, provided, however, that for the purposes of this Section 5.2(a)(i) all references to “20% or more” in the definition of Acquisition Proposal shall be changed to “50% or more”;

(ii)	this Agreement shall have been terminated by the Purchaser pursuant to Section 6.1(c)(iv) [Breach of Representations and Warranties] and within 365 days following the date of such termination:

(I)	an Acquisition Proposal is consummated; or

(II)

the Company or one or more of its subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of an Acquisition Proposal and such Acquisition Proposal is subsequently consummated at any time thereafter, provided, however, that for the purposes of this Section 5.2(a)(ii) all references to “20% or more” in the definition of Acquisition Proposal shall be changed to “50% or more”;

(iii)

this Agreement shall have been terminated by the Purchaser pursuant to Section 6.1(c)(i) [Change of Recommendation], other than a Change in Recommendation pursuant to Sections 5.1(g) or 5.1(k)(ii) due to the occurrence of a Purchaser Material Adverse Effect;

(iv)	this Agreement shall have been terminated by the Purchaser pursuant to Section 6.1(c)(ii) [Withdrawal of Recommendation];

(v)	this Agreement shall have been terminated by the Company pursuant to Section 6.1(d)(i) [Superior Proposal].

(b)

“Purchaser Expense Reimbursement Event” means the event of this Agreement being terminated by the Purchaser pursuant to Section 6.1(c)(iv) [Breach of Representations and Warranties] and Section 7.3(b) as a result of actions of the Company.

(c)

“Company Expense Reimbursement Event” means the event of this Agreement being terminated by the Company pursuant to Section 6.1(d)(ii) [Breach of Representations and Warranties] and Section 7.2(b) as a result of actions of the Purchaser.

(d)	In the case of the occurrence of a Termination Fee Event referred to in:

(i)	Section 5.2(a)(i) or Section 5.2(a)(ii) on or prior to the earlier of:

(A)	completion of; or

(B)	entry into,

an Acquisition Agreement in respect of the applicable Acquisition Proposal;

(ii)	Section 5.2(a)(iii) or 5.2(a)(iv), within one Business Day following termination of this Agreement; or

(iii)	Section 5.2(a)(v), prior to or concurrent with termination of this Agreement,

the Company shall pay to the Purchaser a termination fee of $1.65 million (the “Termination Fee”) by wire transfer in immediately available funds to an account specified by the Purchaser.

(e)

In the case of the occurrence of the Purchaser Expense Reimbursement Event the Company shall timely reimburse the Purchaser for the Purchaser’s reasonable and documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, including all legal, accounting, taxation, technical and engineering and investment banking fees and disbursements by wire transfer in immediately available fund to an account specified by the Purchaser. The Purchaser hereby acknowledges that in the event the Termination Fee is paid by the Company in accordance with this Section 5.2, this Section 5.2(e) shall not apply and no expenses, fees, costs or disbursements shall be reimbursed by the Company. To the extent the Purchaser is obligated to pay the Termination Fee upon the subsequent occurrence of the Termination Fee Event referred to in Section 5.2(a)(ii), the amount of the Termination Fee will be reduced by the amount of the expenses reimbursed to the Purchaser by the Company pursuant to the first sentence of this Section 5.2(e).

(f)

In the case of the occurrence of the Company Expense Reimbursement Event the Purchaser shall timely reimburse the Company for the Company’s reasonable and documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, including all legal, accounting, taxation, technical and engineering and investment banking fees and disbursements by wire transfer in immediately available fund to an account specified by the Company.

(g)

Each Party acknowledges that all of the payment amounts set out in this Section 5.2 are payments in consideration for the disposition of that Party’s rights under this Agreement and represent liquidated damages which are a genuine pre-estimate of the damages which that Party will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties and the Party making such payment irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(h)

The Parties agree that the payment of an amount pursuant to this Section 5.2 in the manner provided herein is the sole and exclusive remedy of the Party in respect of the event giving rise to such payment, provided, however, that:

(i)

nothing contained in this Section 5.2, and no payment of any such amount, shall relieve or have the effect of relieving the Company in any way from liability for damages incurred or suffered by the Purchaser as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement; and

(ii)	nothing contained in this Section 5.2 shall preclude the Purchaser from seeking:

(A)	injunctive relief in accordance with Section 8.14 to restrain the breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement; or

(B)

specific performance of any of the acts, covenants or agreements set forth in this Agreement or the Confidentiality Agreement, without the necessity of posting a bond or security in connection therewith.

5.3	Other Expenses

Each Party will pay:

(a)

its respective legal and accounting costs, fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement (including, for greater certainty, in the case of the Company, the fees of the Company Board Financial Advisor and the Company Independent Committee Fairness Opinion Provider); and

(b)	any other costs, fees and expenses whatsoever and howsoever incurred;

and will indemnify and save harmless the other Party from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

5.4	Property Option Agreements

(a)

The Company shall continue to be responsible for its obligations under those certain property option agreements dated November 20, 2020 regarding the “Blackbear” claims (collectively, the “Retained Property Option Agreements”) provided that the Company shall cause the Purchaser to issue Purchaser Shares to such counterparties in lieu of Company Shares on the basis of the Purchaser Share Consideration. The Company and the Purchaser shall cooperate regarding providing notice to and obtaining any necessary consent or acknowledgement from such counterparties in form satisfactory to the Purchaser as to the issuance Purchaser Shares to such counterparties in lieu of Company Shares on the basis of the Purchaser Share Consideration.

(b)

The Company agrees that Spinco shall assume all obligations of the Company under those certain property option agreements dated January 20, 2022 regarding the “Catch” and February 21, 2022 as amended February 28, 2022 regarding and “Pil” claims (collectively, the “Transferred Property Option Agreements”) including, without restriction, the obligations of the Company to issue shares as consideration under such agreements and that Spinco shall issue Spinco securities to such counterparties in lieu of Company Shares. The Company and the Purchaser shall cooperate regarding providing notice to and obtaining any necessary consent or acknowledgement from such counterparties in form satisfactory to the Purchaser as to the issuance Spinco Shares to such counterparties in lieu of Company Shares.

5.5	Qualified Expenditure Balance

The Company Budget shall set forth the Company’s proposed expenditure of qualified expenditures during the period commencing on the date hereof to the Effective Date. All such expenditures shall be CEE that will qualify as Flow-Through Mining Expenditures, and the Company shall not actually incur any such proposed expenditures other than provided in the Company Budget without the prior written consent of the Purchaser (such consent not to be unreasonably withheld), the aggregate amount of such expenditures duly and actually incurred prior to the Effective Time being referred to herein as the “Accepted Expenditures”. A cash amount equal to the Qualified Expenditure Balance less the Accepted Expenditures shall be retained by the Company and shall be deducted from the cash forming part of the Spinco Assets conveyed to Spinco under the Spinco Contribution Agreement.

ARTICLE 6

TERMINATION

6.1	Termination

(a)	Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Company and the Purchaser.

(b)	Termination by Either the Company or the Purchaser. This Agreement may be terminated by either the Company or the Purchaser at any time prior to the Effective Time, if:

(i)

the Effective Time does not occur on or before the Outside Date, provided that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any Party whose failure to fulfil any of its covenants or obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date;

(ii)	the Company Meeting is held and the Arrangement Resolution is not approved by the Affected Securityholders in accordance with applicable Laws and the Interim Order; or

(iii)

any Law is enacted, made, enforced or amended, as applicable, that makes the completion of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable, provided that the right to terminate this Agreement under this Section 6.1(b)(iii) shall not be available to any Party unless such Party has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement.

(c)	Termination by the Purchaser. This Agreement may be terminated by the Purchaser at any time prior to the Effective Time, if:

(i)	the Company Board or any committee thereof:

(A)	fails to publicly make a recommendation that Company Shareholders vote in favour of the Arrangement Resolution as contemplated in Section 2.4(d)(iii), Section 2.5(e) and Section 5.1(i); or

(B)

fails to reaffirm its recommendation that the Company Shareholders vote in favour of the Arrangement Resolution by the third Business Day of an event under Section 5.1(i) or following receipt of a request by the Purchaser to do so (and in each case if the Company Meeting is scheduled to occur within such three Business Day period, then prior to the third Business Day prior to the date of the Company Meeting) (each of the foregoing a “Change of Recommendation”);

(ii)	the Company or the Company Board or any committee thereof:

(A)	withdraws, modifies, qualifies or changes, in a manner adverse to the Purchaser, its approval or recommendation of the Arrangement; or

(B)	accepts, approves, endorses or recommends any Acquisition Proposal; or

(C)

takes no position or remains neutral with respect to any publicly announced or otherwise publicly disclosed Acquisition Proposal for a period exceeding three Business Days (or, if the Company Meeting is scheduled to occur within such three Business Day period, then for a period beyond the third Business Day prior to the date of the Company Meeting); or

(D)	publicly proposes or announces its intention to do any of the foregoing.

(iii)	the Company:

(A)	enters into an Acquisition Agreement in respect of any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 5.1(e)); or

(B)	breaches any of its material obligations or material covenants set forth in Section 4.1;

(iv)

subject to compliance with Section 6.3, the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied, and such breach is incapable of being cured or is not cured in accordance with the terms of Section 6.3, provided, however, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied; or

(v)	a Company Material Adverse Effect has occurred and is continuing.

(d)	Termination by the Company. This Agreement may be terminated by the Company:

(i)

at any time prior to the approval of the Arrangement Resolution, if the Company Board approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal in accordance with Section 5.1(g), subject to the Company:

(A)	complying with the terms of Section 5.1; and

(B)	paying the Termination Fee;

(ii)

at any time prior to the Effective Time, subject to compliance with Section 6.3, if the Purchaser breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied, and such breach is incapable of being cured or is not cured in accordance with the terms of Section 6.3, provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(iii)	a Purchaser Material Adverse Effect has occurred and is continuing.

6.2	Void upon Termination

(a)	If this Agreement is terminated pursuant to Section 6.1, then:

(i)	this Agreement shall become void and of no force and effect; and

(ii)	no Party will have any liability or further obligation to the other Party hereunder,

except that the provisions of this Section 6.2, Section 5.2 and Article 8 (other than Section 8.5 and Section 8.8) shall survive any termination hereof pursuant to Section 6.1.

(b)	Neither:

(i)	the termination of this Agreement; nor

(ii)	anything contained in Section 5.2 or this Section 6.2,

will relieve any Party from any liability for any intentional or wilful breach by it of this Agreement, including any intentional or wilful making of a misrepresentation in this Agreement.

(c)	Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive any termination hereof pursuant to Section 6.1.

6.3	Notice and Cure Provisions

(a)

If any Party determines, at any time prior to the Effective Time, that it intends to refuse to complete the transactions contemplated hereby because of any unfilled or unperformed condition contained in this Agreement, then such Party will so notify the other Party forthwith upon making such determination in order that the other Party will have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Outside Date.

(b)	Neither the Company nor the Purchaser may:

(i)	elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Article 7 hereof; or

(ii)	exercise any termination right arising therefrom,

and no payments will be payable as a result of such election pursuant to Article 7 unless forthwith, and in any event prior to the Effective Time, the Party intending to rely thereon has given a written notice to the other Party.

(c)	The notice required pursuant to Section 6.3(b) must specify, in reasonable detail all breaches of:

(i)	covenants;

(ii)	representations and warranties; or

(iii)	other matters,

which the Party giving such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be.

(d)

If any notice required pursuant to Section 6.3(b) is duly given, then provided that the other Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Party giving such notice may not terminate this Agreement as a result thereof until the earlier of the:

(i)	Outside Date; and

(ii)	date of expiration of a period of 30 Business Days from such notice.

(e)

If notice required pursuant to Section 6.3(b) is duly given prior to the date of the Company Meeting, then such meeting, unless the Parties otherwise agree, will be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein).

ARTICLE 7

CONDITIONS PRECEDENT

7.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, or mutual waiver by the Parties, on or before the Effective Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by the Purchaser and the Company at any time:

(a)	the Arrangement Resolution has been approved by the Affected Securityholders at the Company Meeting, in accordance with the Interim Order and applicable Laws;

(b)	each of the Interim Order and Final Order:

(i)	has been obtained in form and substance satisfactory to each of the Company and the Purchaser, each acting reasonably; and

(ii)	has not been set aside or modified in any manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise;

(c)	the Arrangement Filings, to be sent to the Registrar in accordance with this Agreement and the BCBCA, are in form and content satisfactory to the Company and the Purchaser, each acting reasonably;

(d)	the Purchaser Shareholder Approval shall have been obtained at the Purchaser Shareholder Meeting;

(e)

there shall be in effect no Law or Order (whether temporary, preliminary or permanent) that has the effect of prohibiting the consummation of the Arrangement, and no litigation instituted by any Governmental Authority seeking to prohibit the consummation of the Arrangement shall be pending; and

(f)	the Company and Spinco shall have entered into the Spinco Contribution Agreement in accordance with Section 4.6.

7.2	Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement will be subject to the satisfaction, or waiver by the Company, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a)

the Purchaser and Acquireco shall have complied in all material respects with their obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;

(b)

the representations and warranties of the Purchaser in Section 3.2 and Schedule E are true and correct (disregarding for this purpose all materiality or Purchaser Material Adverse Effect qualifications contained therein) at and as of the date hereof and the Effective Date as if made on and as of such date (except for such representations and warranties which are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except for breaches of representations and warranties which have not and would not reasonably be expected to:

(i)	have, individually or in the aggregate, a Purchaser Material Adverse Effect; or

(ii)	materially impede, prevent or delay the completion of the Arrangement;

(c)	no:

(i)	Law shall have been enacted, issued, promulgated, enforced, made, entered, issued or applied; or

(ii)	Proceeding shall have been taken, or be pending or threatened under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent),

that makes the Arrangement illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Arrangement;

(d)

the Purchaser shall have delivered evidence satisfactory to the Company of the approval of the listing and posting for trading on the NYSE of the Purchaser Shares, subject only to satisfaction of the standard listing conditions, including notice of issuance; and

(e)

the Purchaser shall have complied with its obligations under Section 2.14 to deliver to the Depositary the Purchaser Shares payable to Affected Securityholders pursuant to the Arrangement and the Purchaser Spinco Subscription Amount, and the Depositary shall have confirmed receipt of such Purchaser Shares and Purchaser Spinco Subscription Amount;

(f)	the Company shall have received a certificate of the Purchaser:

(i)	signed by a senior officer of the Purchaser; and

(ii)	dated the Effective Date,

certifying that the conditions set out in Sections 7.2(a) and 7.2(b) have been satisfied, which certificate will cease to have any force and effect after the Effective Time; and

(g)	there shall not have occurred, prior to the Effective Time, a Purchaser Material Adverse Effect.

7.3	Additional Conditions Precedent to the Obligations of the Purchaser

The obligations of the Purchaser and Acquireco to complete the Arrangement will be subject to the satisfaction, or waiver by the Purchaser, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Purchaser and which may be waived by the Purchaser at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Purchaser may have:

(a)	the Company shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;

(b)

the representations and warranties of the Company in Section 3.1 and Schedule D shall be true and correct (disregarding for this purpose all materiality or Company Material Adverse Effect qualifications contained therein) at and as of the date hereof and the Effective Date as if made on and as of such date (except for such representations and warranties which are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date) except for breaches of representations and warranties (other than the Fundamental Representations) which have not and would not reasonably be expected to:

(i)	have, individually or in the aggregate, a Company Material Adverse Effect; or

(ii)	materially impede, prevent or delay the completion of the Arrangement,

it being understood that it is a separate condition precedent to the obligations of the Purchaser hereunder that the Fundamental Representations must be accurate in all respects (not disregarding for this purpose any materiality or Company Material Adverse Effect qualifications contained therein), when made and as of the Effective Date;

(c)

no Law shall have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding shall otherwise have been taken, or be pending or threatened under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent) that:

(i)	makes the Arrangement illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Arrangement or the payment of the Consideration;

(ii)

prohibits, restricts or imposes terms or conditions on the ownership or operation by the Purchaser of the business or assets of the Purchaser, their affiliates and related entities, the Company or any of the Company’s subsidiaries and related entities;

(iii)

compels the Purchaser to dispose of or hold separate any of the business or assets of the Purchaser, their affiliates and related entities, the Company or any of the Company’s subsidiaries and related entities as a result of the Arrangement; or

(iv)	materially impedes, prevents or delays the consummation of the Arrangement, or if the Arrangement were to be consummated, has a Company Material Adverse Effect;

(d)	the Purchaser shall have received a certificate of the Company:

(i)	signed by a senior officer of the Company; and

(ii)	dated the Effective Date,

certifying that the conditions set out in Section 7.3(a) and Section 7.3(b) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;

(e)	the Purchaser shall have received a certificate of the Company:

(i)	signed by a senior officer of the Company; and

(ii)	dated the Effective Date,

and certifying that appended thereto are:

(iii)

true and complete copies of the constating documents of each of the Company and its subsidiaries (other than Spinco) including their respective notice of articles, articles, certificate of incorporation, bylaws or equivalent,

(iv)

certificates of good standing (or equivalent) issued by the relevant corporate registry or secretary of state confirming the existence and good standing of each of the Company and its subsidiaries (other than Spinco) as of a date no earlier than two Business Days prior to the Effective Date,

(v)	certified copies of resolutions of the Board of Directors approving the entering into of the Agreement and the consummation of the transactions contemplated hereby, and

(vi)	a certificate of incumbency of the Company;

(f)	in connection with the Arrangement, the Company Shares in respect of which Company Shareholders have either:

(i)	exercised Dissent Rights; or

(ii)	have instituted proceedings to exercise Dissent Rights,

shall not exceed five percent (5%) of the Company Shares then outstanding;

(g)

the Purchaser shall have received the confirmations or acknowledgements from the counterparties to the Retained Property Option Agreements and the Transferred Property Option Agreements in form satisfactory to the Purchaser as contemplated by Section 5.4, including, without limitation, acknowledgement and agreement from the counterparties as to the form of consideration in the form of Purchaser Shares or Spinco securities, as applicable, being substituted in lieu of any obligation to issue Company Shares to such counterparties;

(h)

payment to the Company Board Financial Advisor and the Company Independent Committee Fairness Opinion Provider shall have been made by the Company in accordance with the terms of the engagement letters disclosed to the Purchaser in the Data Room Information and the Company shall have provided evidence of payment in such amounts as set forth in the engagement letters and no greater amount has been paid or is owed to the Company Financial Advisor and the Company Independent Committee Fairness Opinion Provider;

(i)

the Purchaser, acting reasonably, shall not have determined that any response by any Governmental Authority having jurisdiction arising from or pertaining to the matters described in Schedule 7.3 of the Company Disclosure Letter, is likely to result in a material monetary obligation on the part of any of the Company, the Purchaser or any of their respective affiliates; and

(j)	there has not occurred, prior to the Effective Time:

(i)	a Company Material Adverse Effect; or

(ii)	any event, occurrence, circumstance or development that could reasonably be expected to have a Company Material Adverse Effect.

ARTICLE 8

GENERAL

8.1	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

(a)	if to the Purchaser or Acquireco as follows:

Hecla Mining Company

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho

83815-9408

Attention:     David Sienko

E-mail: DSienko@hecla-mining.com

with a copy (which will not constitute notice) to:

Cassels Brock & Blackwell LLP

Suite 2200, 885 West Georgia Street

Vancouver, British Columbia

V6C 3E8

Attention:    Gordon Chambers

E-mail: gchambers@casselsbrock.com

if to the Company:

ATAC Resources Ltd.

Suite 1500

409 Granville Street

Vancouver, British Columbia

V6C 1T2

Attention:     Graham Downs

Email: gdowns@atacresources.com

with a copy (which will not constitute notice) to:

Stikeman Elliott LLP

Suite 1700 Park Place

666 Burrard Street

Vancouver, British Columbia

V6C 2X8

Attention:     Neville McClure

Email: nmcclure@stikeman.com

Any demand, notice or other communication given pursuant to Section 8.1 will be taken to be duly given, in the case of delivery by:

(b)	hand, when delivered; and

(c)	email, on receipt by the sender of an email message from the recipient, specifically acknowledging receipt, such acknowledgement being in a form that is not automatically generated,

but if the result is that a demand, notice or other communication would be taken to be given or made on a day that is not a Business Day or the demand, notice or other communication is delivered later than 4:00 pm (local time of the recipient), then it will be taken to have been duly given or made at the commencement of business on the next Business Day.

8.2	Assignment

(a)

The Company agrees that the Purchaser may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a wholly-owned direct or indirect subsidiary of the Purchaser, provided that the Purchaser shall continue to be liable jointly and severally with such subsidiary for all obligations hereunder, including without restriction the issue of the Purchaser Share Consideration.

(b)

Other than permitted pursuant to Section 8.2(a), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party.

8.3	Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.

8.4	Third Party Beneficiaries

(a)	Except as provided in Section 4.10(a), which, without limiting its terms, is intended for the benefit of the Indemnified Parties, the Parties intend that:

(i)	this Agreement will not benefit or create any right or cause of action in favour of any person, other than the Parties; and

(ii)	no person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(b)

Despite the foregoing, the Parties acknowledge to each of the Indemnified Parties their direct rights against the applicable Party under Section 4.10(a), which are intended for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives, and for such purpose, the Company (and any Surviving Company) confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf.

(c)

The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any person who is not a Party, without notice to or consent of that Person, including any Indemnified Party.

8.5	Time of Essence

Time is of the essence of this Agreement.

8.6	Public Announcements

(a)

No Party shall issue any news release or otherwise make written public statements with respect to the Arrangement or this Agreement without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)

Neither the Party shall make any filing with any Governmental Authority with respect to the Arrangement or the transactions contemplated hereby without prior consultation with the other, provided, however, that:

(i)	the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws; and

(ii)	the Party making the disclosure shall use commercially reasonable efforts to:

(A)	give prior oral or written notice to the other Party; and

(B)	reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing),

and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing.

(c)

Except as otherwise required by Section 5.1, the Company shall have no obligation to obtain the consent of or consult with the Purchaser prior to any news release, public statement, disclosure or filing by the Company with regard to an Acquisition Proposal or a Change of Recommendation.

(d)	The Parties acknowledge that this Agreement may be filed under such Party’s profile on SEDAR without any further notice to any of them.

8.7	Governing Law; Attornment

(a)	This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

(b)	Each of the Parties hereby:

(i)

irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement or the Arrangement; and

(ii)	waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

8.8	Entire Agreement

(a)	This Agreement constitutes, together with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter thereof.

(b)

There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement and the Confidentiality Agreement.

8.9	Amendment

This Agreement and the Plan of Arrangement, may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by written agreement of the Parties without, subject to applicable Laws, further notice to or authorization on the part of the Company Shareholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

(c)	waive compliance with or modify any of the:

(i)	conditions precedent referred to in Article 7; or

(ii)	any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties,

provided, however, that no such amendment may reduce or materially affect the consideration to be received by the Company Shareholders under the Arrangement without their approval at the Company Meeting or, following the Company Meeting, without their approval given in the same manner as required by applicable Laws for the approval of the Arrangement as may be required by the Court.

8.10	Waiver and Modifications

(a)	Any Party may:

(i)	waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto;

(ii)	extend the time for the performance of any of the obligations or acts of the other Parties;

(iii)	waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto; or

(iv)	waive the fulfillment of any condition to its own obligations contained herein.

(b)	No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless:

(i)	made in writing; and

(ii)	signed by the Party or Parties purporting to give the same,

and, unless otherwise provided, will be limited to the specific breach or condition waived.

(c)	The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.

(d)

No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled.

(e)

No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

8.11	Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any material manner or would materially impede, prevent or delay the completion of the Arrangement.

8.12	Mutual Interest

Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the Parties, all Parties confirm that:

(a)	they and their respective counsel have reviewed and negotiated this Agreement;

(b)	the Parties have adopted this Agreement as the joint agreement and understanding of the Parties;

(c)	the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent;

(d)

the Parties waive the application of any Laws or rules of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document; and

(e)

no rule of construction providing that a provision is to be interpreted in favour of the person who contracted the obligation and against the person who stipulated it will be applied against any Party.

8.13	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Effective Date:

(a)	reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement; and

(b)	if the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

8.14	Injunctive Relief

Subject to Section 5.2(h), the Parties agree that irreparable harm would occur if any of the provisions of this Agreement:

(a)	are not performed in accordance with their specific terms; or

(b)	are otherwise breached,

for which money damages would not be an adequate remedy at law and accordingly agree that, in addition to any other remedy to which a Party may be entitled at law or in equity, a Party will be entitled to seek an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and the Parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

8.15	No Personal Liability

(a)

No director, officer or employee of the Purchaser will have any personal liability to the Company under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Purchaser.

(b)

No director, officer or employee of the Company will have any personal liability to the Purchaser under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Company.

8.16	Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

[Remainder of page has been left intentionally blank]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HECLA MINING COMPANY

By:	/s/ Robert D. Brown
Name: Robert D. Brown Title: Vice President, Corporate Development & Sustainability

ALEXCO RESOURCE CORP.

By:	/s/ Robert D. Brown
Name: Robert D. Brown Title: Vice President

ATAC RESOURCES LTD.

By:	/s/ Graham Downs
Name: Graham Downs Title: President & CEO

SCHEDULE A

FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9 OF THE BUSINESS

CORPORATIONS ACT (BRITISH COLUMBIA)

A-1

SCHEDULE B

ARRANGEMENT RESOLUTION

RESOLUTION OF THE AFECTED SECURITYHOLDERS

OF ATAC RESOURCES LTD.

(THE “COMPANY”)

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

The arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving the Company and its securityholders, all as more particularly described and set forth in the Management Information Circular of the Company dated ●, 2023 (the “Circular”), is hereby authorized, approved and adopted.

2.

The plan of arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Plan of Arrangement”) involving the Company and its securityholders and implementing the Arrangement, the full text of which is attached as Appendix ● to the Circular is hereby authorized, approved and adopted.

3.

The Arrangement Agreement (as it may be amended from time to time in accordance with its terms, the “Arrangement Agreement”) dated as of April 5, 2023 between the Company and Hecla Mining Company and Alexco Resource Corp. and all the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder are hereby confirmed, ratified, authorized and approved.

4.

The Company be and is hereby authorized to apply for a final order from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.

Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by the securityholders of the Company, or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered without further approval of any shareholders of the Company:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or Plan of Arrangement; and

(b)	subject to the terms and conditions of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

B-1

6.

Any officer or director of the Company is hereby authorized for and on behalf of the Company to execute and deliver for filing with the Registrar under the BCBCA any and all documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and such other documents.

7.

Any one director or officer of the Company is hereby authorized, empowered and instructed, acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

B-2

SCHEDULE C FORM OF SUPPORT AGREEMENT

C-1

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

D-1

SCHEDULE E

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

E-1

SCHEDULE F

FORM OF SPINCO CONTRIBUTION AGREEMENT

F-1

SCHEDULE G

RESERVED

G-1

SCHEDULE H

FORM OF SPINCO WARRANT

H-1

SCHEDULE I

FORM OF PURCHASER WARRANT

I-1

SCHEDULE J

FORM OF ANCILLARY RIGHTS AGREEMENT

J-1

SCHEDULE K

FORM OF PURCHASER SPINCO WARRANT

K-1